The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131886

CALCULATION OF REGISTRATION FEE CHART

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate offering	Amount of
securities to be registered	be registered	per share(1)	price	registration fee
Common stock, par value $0.01 per share	1,437,500 shares	62.93	$90,461,875	$3,555.15 (2)
Common stock, par value $0.01 per share	4,111,711	$0.01	$41,117	$1.62

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the average of the high and low prices of the common stock on June 10, 2008.

(2)	This filing fee of $3,556.77 is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-131886) filed by Energy Conversion Devices, Inc. on February 16, 2006.
SUBJECT TO COMPLETION, DATED JUNE 12, 2008
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 15, 2006

4,708,500 Shares

Energy Conversion Devices, Inc.

Common Stock

We are offering an aggregate of 4,708,500 shares of common stock of Energy Conversion Devices, Inc. 1,270,000 of these shares are being underwritten by the underwriters named below and are being offered to the public for our account. We refer to this portion of the offering of common stock as the “underwritten equity offering” and the shares sold in the underwritten equity offering as the “underwritten shares.” 3,438,500 shares of our common stock being offered hereby are shares that we will loan to Credit Suisse International, or “CSI,” as borrower, through Credit Suisse Securities (USA) LLC, as agent, pursuant to a share lending agreement. These shares are often referred to in this prospectus supplement as the “borrowed shares.” CSI is an affiliate of Credit Suisse Securities (USA) LLC, which is acting as a managing underwriter in this offering. Because the borrowed shares must be returned to us by June 15, 2013, we believe that under U.S. GAAP the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

We will receive cash proceeds from the sale of the underwritten shares. We estimate that the net proceeds from the sale of underwritten shares by us, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $       , assuming the underwriters’ over-allotment option is not exercised. We will not receive any proceeds from the sale of the borrowed shares in this offering, but we will receive a nominal lending fee of $0.01 per share from CSI for the use of these shares. CSI will receive all the proceeds from the sale of the borrowed shares, and it has agreed to use the borrowed shares to facilitate privately negotiated transactions or short sales by which investors hedge their investments in the notes, which are being offered in a concurrent registered offering, and certain other of our securities. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” and “Underwriting — Borrowed Shares.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ENER.” On June 11, 2008, the last reported sale price of our common stock was $64.24 per share.

	Per share	Total

Public offering price of the underwritten shares	$	$
Underwriting discounts and commissions	$	$
Proceeds to Energy Conversion Devices, Inc. (before expenses) from the sale of underwritten shares	$	$

The borrowed shares may be offered for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise.        of these shares will be initially offered at $      per share, and the remaining borrowed shares will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

We have granted the underwriters a 30-day option to purchase up to 190,500 additional shares of our common stock in connection with the underwritten equity offering at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

The delivery of the borrowed shares being offered hereby is contingent upon the closing of the concurrent convertible notes offering. We expect that delivery of the borrowed shares will be made concurrently with the closing of the convertible notes offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse, on behalf of the underwriters, expects to deliver   shares of common stock, including   of the borrowed shares, on or about June   , 2008.

CREDIT SUISSE	UBS INVESTMENT BANK

JPMORGAN

DEUTSCHE BANK SECURITIES	LAZARD CAPITAL MARKETS

June   , 2008

ECD OVONICS®

Energy Conversion Devices, Inc.

UNI-SOLAR®

United Solar Ovonic

Building-integrated and commercial rooftop photovoltaics

Energy Conversion Devices, Inc. ® Building-integrated and commercial rooftop photovoltaics

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, risks related to an investment in the common stock, and a discussion of risks our business faces. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If any statement in this prospectus supplement varies between this prospectus supplement and the accompanying prospectus, you should rely only on the information contained or incorporated by reference in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since any of those respective dates. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before making your investment decision. Unless otherwise indicated herein, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares described herein.

In this prospectus supplement, we rely on and refer to information regarding the market in which we operate and compete and other related markets. We obtained this information from various third-party sources, including industry publications, surveys and forecasts that we believe to be reasonable. We also make statements in this prospectus supplement regarding the performance, characteristics or properties of our products. Unless indicated otherwise, these statements are based on our own studies, internal data and information obtained from our customers.

S-ii

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement includes “forward-looking statements” that involve risks and uncertainties. These forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus supplement.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus supplement in the section captioned “Risk Factors.” Factors you should consider that could cause these differences are:

•	the worldwide demand for electricity and the market for renewable energy, including solar energy;

•	the ability or inability of conventional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

•	government subsidies and policies supporting renewable energy, including solar energy;

•	our expenses, sources of sales and international sales and operations;

•	future pricing of, and demand for, our solar laminates;

•	the performance, features and benefits of our solar laminates and plans for the enhancement of solar laminates;

•	the supply and price of components and raw materials;

•	our ability to expand our manufacturing capacity in a timely and cost-effective manner;

•	our ability to retain our current key executives, integrate new key executives and attract and retain other skilled managerial, engineering and sales marketing personnel;

•	the viability of our intellectual property and our continued investment in research and development;

•	payments and other obligations resulting from the unfavorable resolution of legal proceedings;

•	changes in, or the failure to comply with, government regulations and environmental, health and safety requirements;

•	interest rate fluctuations and both our and our end-users’ ability to secure financing on commercially reasonable terms or at all; and

•	general economic and business conditions, including those influenced by international and geopolitical events such as the war in Iraq and any future terrorist attacks.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

S-iii

Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may consider to be important in deciding whether to invest in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” section beginning on page S-9 of this prospectus supplement, as well as our consolidated financial statements and the related notes incorporated by reference.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “ECD,” “we,” “us,” “our” or similar references mean Energy Conversion Devices, Inc. and its subsidiaries.

Our Company

We design, manufacture and sell photovoltaic (“PV”) products, commonly referred to as solar cells, solar modules or solar laminates, that provide clean, renewable energy by converting sunlight into electricity. Our solar laminates have unique characteristics that differentiate them from conventional crystalline solar modules, including physical flexibility, low weight, high durability and ease of installation. These characteristics make our products particularly suitable for rooftop applications, which is our target market. We manufacture our solar laminates using a proprietary process and technology that we developed through nearly 30 years of research. Demand for our solar laminates, which we market under the brand name UNI-SOLAR®, currently exceeds our ability to manufacture these products, and we believe this trend will continue for some time. To meet the increasing demand for our products, we are actively expanding our production capacity and have embarked on an expansion plan to reach 1 GW of annual production capacity by 2012. Solar laminate sales represent more than 90% of our revenues. We also receive fees and royalties from licensees of our nickel metal hydride (“NiMH”) battery technology and sell high performance nickel hydroxide used in NiMH batteries.

We appointed a new President and Chief Executive Officer in September of 2007, who is leading a new management team, all of whom have been appointed since June 2006, including our Chief Financial Officer, Vice President of Operations, Senior Vice President and Chief Administration Officer, Vice President of Strategic Marketing, Vice President of Systems Engineering and Vice President of Global Sales. Over the past several months, this new leadership team has implemented a series of strategic initiatives designed to strengthen our competitive position and improve our financial performance, including:

•	Focusing our efforts on expanding our solar business. We have made a strategic decision to focus our business on the production and sale of our solar laminates. We believe this concentration will enable us to capitalize on global PV market growth opportunities and position us for increased profitability.

•	Implementing best practices to improve ramp times, increase production yields and lower costs. We have developed and implemented techniques to reduce our “ramp time.” The phrase “ramp time” refers to the amount of time it takes to bring a new production line to “nameplate capacity,” which is the amount of annual production of solar laminates measured in watts that a plant initially is designed to produce. Shorter ramp times reduce our costs and enable us to accelerate the availability of our finished products for sale. We have also developed and implemented improved manufacturing practices in our facilities that are resulting in higher production yields and lower production costs, thereby increasing our gross margins.

•	Restructuring our operations to reduce costs related to non-solar related activities and streamlining our organization and reporting structure. In April 2007, we began implementing a restructuring plan to reduce costs in our non-manufacturing activities. This plan includes the elimination of over 100 employees and other changes, which we expect to result in approximately $23.0 million of annualized cost savings (as implemented through June 30, 2008). We expect to realize further savings primarily through facility rationalization programs related to non-manufacturing activities. In June 2007, we also realigned our organizational structure into two segments and began a process of consolidating support functions within our businesses. These actions have streamlined our decision-making processes and reduced our costs.

•	Reviewing strategic alternatives with respect to our non-core businesses. In connection with concentrating our efforts on our solar business, we are performing ongoing reviews of our other business activities. These reviews are designed to identify activities where we can realize greater value for our stockholders through a variety of mechanisms, including potential exits of these activities. For example, in May 2008, we announced that we were engaged in discussions to sell our ownership interest in Cobasys LLC (“Cobasys”), a joint venture with Chevron Technology Ventures, LLC (“CTV”) that manufactures hybrid vehicle batteries and battery systems.

Our Market Opportunity

Solar power technology has been used to generate electricity in space program applications for several decades and in commercial applications over the last 30 years. Increasingly, government incentive programs are accelerating the adoption of solar power. According to Solarbuzz, a research and consulting firm, the global PV market grew to an estimated 2,826 MW in 2007, as measured by total PV modules delivered to installation sites during that year, representing a compound annual growth rate of 47.4% since 2003. Solarbuzz estimates that PV industry revenues were approximately $17.2 billion in 2007 and projects under one of its forecast scenarios that the global PV market and PV industry revenues will reach 9,917 MW and $39.5 billion, respectively, in 2012.

Today, the cost per kilowatt hour for solar power is higher than electricity delivered through the power grid. However, the cost for electricity delivered through the power grid has been increasing steadily while the cost of solar power has been decreasing. Some industry and government publications have indicated that the cost of solar power may become as economical as electricity delivered through the power grid by 2015.

Thin-film technologies, such as our solar laminates, are being developed as a means of substantially reducing the cost of PV systems as they are cheaper to manufacture than traditional PV systems due to their reduced material, energy, handling and capital costs. Growth in thin-film demand is expected to be driven by rising conversion efficiency and increased demand for building-integrated photovoltaics (“BIPV”), such as grid-connected roof-mounted PV systems. According to one of Solarbuzz’s forecast scenarios, grid-connected roof-mounted PV systems are expected to grow from approximately 56% of the total PV market in 2007 to 66% of the market by 2012. Within the overall roof-mounted market, many commercial buildings can be powered by less than 5 watts/ft2. We believe the installed solar capacity on commercial rooftops could reach 5 GW by 2012.

Our Competitive Strengths

We have several competitive strengths, including:

•	Our products are well-suited for rooftop applications and possess several unique attributes. Our PV laminates possess several unique attributes that make them ideal for both rooftop and building integrated applications, including:

•	Ability to be integrated with roofing materials and to qualify for special BIPV incentives. Unlike conventional solar modules, our products are physically flexible, do not require a metal frame and can be integrated directly with roofing materials during production to create a seamless appearance. France and Italy, which are among the most significant markets for solar products, have recently instituted higher incentives for BIPV than for ground mount installations. These governments typically define BIPV products as those that represent an essential component of the roofing materials themselves. We believe our PV laminates are one of only a few products available today that qualify as BIPV under this definition.

•	Low weight. Our PV laminates weigh less than one pound per square foot. This compares with between two and five pounds per square foot for conventional solar modules. The relatively low weight of our products allows them to be used on most rooftops without the need for reinforcement which can add significant cost to the installation.

•	Superior resistance to wind lift. Our PV laminates have a low profile and are bonded to, or integrated with, the roof as opposed to being mounted on a raised support structure like many conventional solar modules. This gives our products superior resistance to wind lift, which can loosen and even dislodge conventional solar modules in storm prone areas.

•	No roof penetration. Our PV laminates are bonded to roofing materials during production or to existing roof surfaces by their adhesive backing and do not require penetrating the roof with bolts or other fasteners like many conventional solar modules. We believe that end-users prefer systems that do not result in roof penetrations as such installations may lead to leaks, damages to the structural integrity of the roof or invalidation of the roof manufacturer’s warranty.

•	High durability and impact resistance. Our PV laminates are flexible and can be walked on or dropped with minimal risk of damaging the product. Dropping a conventional solar module, which generally is enclosed in glass, can often destroy the entire product.

•	Ease of installation. Our PV laminates can be shipped in rolls directly to the installation site in addition to being integrated with the roofing materials. Installers remove a release paper from the back of our products as they unfurl the roll on the roof. The release paper reveals an adhesive backing that allows the product to be bonded directly to the roof. We believe the installation process for our products is significantly less time consuming than the installation process for conventional glass-based solar modules, which typically involves building a support structure and mounting each module individually. This simplified installation process results in cost savings to our customers.

•	Effective research and development activities supporting innovation in our solar business. Our research and development group is a leader in the development of thin-film solar technology and has been recognized for achieving high efficiency solar cells using this technology. For example, we developed the first commercial flexible PV product. We continue to develop new innovative technologies to reduce production cost, improve light-to-electricity conversion efficiency, and identify new commercial applications for our products.

•	Our products do not use polysilicon, which is currently in short supply. Conventional solar modules are made from crystalline silicon wafers. These wafers are made from polysilicon, which is also used to produce semiconductor chips. Rising demand for solar modules has led to a significant increase in the price of polysilicon. From December 2004 to the second half of 2007, the average spot price of polysilicon increased from $32 per kilogram to nearly $400 per kilogram and several polysilicon manufacturers have reported that their capacity is sold out for the next two to three years. Our production process uses silane gas to deposit a thin film of amorphous silicon on a sheet of stainless steel. Silane gas is widely available and we have agreements in place with multiple suppliers. We believe that our use of silane gas as opposed to polysilicon allows us to control our material costs and deliver our product more reliably than our competitors who manufacture conventional solar modules based on crystalline silicon.

•	Our roll-to-roll manufacturing process and equipment are proprietary. Most conventional crystalline solar modules are produced using well-known processes and widely available equipment. We believe the availability of conventional crystalline technology has contributed to the proliferation of a large number of solar companies that produce similar products. We design, develop and manufacture our automated production equipment based on proprietary process technologies, including vacuum deposition of amorphous silicon and large-scale, roll-to-roll manufacturing processes. We believe that our access to these technologies poses a significant barrier to entry for competitors who may seek to produce products similar to our own.

•	Our products generate more electricity in real world conditions than many competing products, resulting in higher returns on investment for our customers. Solar modules are typically priced by their rated power output measured in watt peak determined in standard test conditions, and most solar module manufacturers sell their products for a similar price per watt. We believe our solar laminates generate electricity earlier in the day and later into the evening and perform better in diffuse light and at high temperatures than conventional crystalline products. Our internal studies (based on prevailing European climate conditions) have shown that our solar laminates produce 8-20% more kilowatt hours of electricity per rated kilowatt of power output on an annual basis than similarly priced conventional solar modules. Higher kilowatt-hours per rated kilowatt of output increases our customers’ return on investment, which we believe should result in greater demand for our products relative to conventional solar modules over time.

•	We have developed multiple sales channels for our solar laminates. Most conventional solar modules are distributed through a relatively small number of specialty PV distributors and installers. We sell our solar laminates through this channel as well as through commercial roofing companies and building contractors, which we believe gives us greater access to end-users in our target markets.

•	Our management team has significant experience scaling and optimizing manufacturing operations. Our current management team possesses significant manufacturing expertise, which we believe will become increasingly critical to our success as we continue to grow and improve the productivity and efficiency of our operations. Our President and Chief Executive Officer has held a variety of positions in manufacturing environments over a 15-year period in which he has demonstrated the ability to improve profitability, lead team-building and reorganization efforts and integrate businesses of a global scale. Our Vice President of Operations has held progressive manufacturing leadership roles within the automotive industry for more than 21 years. Our second tier of operations management also possesses many years of relevant manufacturing experience and its members have been integrated in the development and implementation of our current growth and efficiency programs. We believe our current team has the necessary skills and experience to successfully scale and optimize our business as we move forward. For more information about our directors, executive officers and key employees, please see “Management,” beginning on page S-32.

Our Strategy

Our key strategies include:

•	Focus on customers where our products have a competitive advantage, particularly within the BIPV market. The physical flexibility, durability and lightweight nature of our solar laminates makes them an attractive value proposition for the BIPV market, particularly commercial rooftop applications, where our solar laminates can be integrated with roofing materials and other building products. Our solar laminates produce over 5.8 watts/ft2, whereas many commercial buildings can be powered by less than 5 watts/ft2, which represents a significant market opportunity for us. Additionally, the BIPV market is attractive due to the favorable incentives offered by France and Italy, two of the largest solar markets, for BIPV products. Since BIPV products are integrated into the buildings that ultimately consume the power produced, they do not take the land space or use the transmission infrastructure required by other solar products. France and Italy are rewarding this factor in the form of higher incentives. We believe the BIPV market, including commercial roof top applications, represents the most attractive opportunity for our solar laminates and we believe we will continue to increase our sales within this market.

•	Expand our manufacturing capacity to meet growing demand. We have embarked on an expansion plan to reach 1 GW of nameplate capacity by 2012. We believe this expansion is necessary to meet the rapidly growing demand for our products. We currently have agreements in place to sell 94% and 48% of our FY 2009 and FY 2010, respectively, forecasted production volumes, each of which exceeds our current nameplate capacity, and we have agreements totaling approximately 600 MW through 2013. We currently operate two manufacturing lines in Auburn Hills, Michigan totaling 58 MW of nameplate capacity and are ramping up production at two new manufacturing lines in Greenville, Michigan with additional nameplate capacity of 60 MW. We expect these new lines to be operating at nameplate capacity by December 2008. We also are installing two additional manufacturing lines at a second location in Greenville, Michigan that will bring our nameplate capacity to 178 MW. We expect these lines to be operating at nameplate capacity before the end of FY 2009. We will continue our manufacturing expansion to 300 MW of nameplate capacity and then to 1 GW of nameplate capacity by carefully evaluating sites globally based on analysis of proximity to end markets, local cost-structure (including incentives) and access to an appropriately skilled workforce. As we plan for capacity expansion, we believe that our differentiated technology and processes can be replicated successfully.

•	Increase the percentage of our sales from “take or pay” agreements. Historically we entered into long-term supply agreements with our customers that did not include minimum purchase requirements. These orders were completed on a current basis through purchase orders issued by the customers as they required our PV laminates. In order to increase visibility and certainty, and to plan our operations accordingly, we have recently focused our efforts on long-term “take or pay” agreements that require the customer to purchase a specified minimum amount of our products. We have and will continue to increase the percentage of our products that are sold under take or pay agreements as we continue to pursue our strategy of demand-driven expansion.

•	Reduce the cost and increase conversion efficiency of our products. Although significant progress has been made to date in reducing the cost and increasing the conversion efficiency of our products, we continue to believe that additional cost improvements and higher efficiency can be achieved through:

•	Lowering raw material costs. We already have qualified suppliers, and are in the process of qualifying additional suppliers, for certain commodity materials such as stainless steel, grid wire and polymers. We will continue to transition our supply chain to include multiple suppliers. We believe that using a broader pool of suppliers will help lower costs by mitigating the impact of an increase of prices by our suppliers and possibly creating more competition among such suppliers. As we significantly increase our volume, we should also benefit from more competitive pricing which will help us reduce our cost per watt.

•	Increasing manufacturing throughput and yield. We are continually improving the manufacturing process to increase the productivity and efficiency of our machines. We will continue to implement manufacturing best practices to increase manufacturing throughput and yield, which will enable us to achieve scale benefits.

•	Increasing the conversion efficiency of our laminate products. We are continually improving the conversion efficiency of our solar laminates. Higher conversion efficiency allows the same amount of power to be produced with less material, which translates into lower costs and higher margins for our product. We will continue to review our product designs and manufacturing processes to identify opportunities to improve the conversion efficiency of our solar laminates.

•	Increase our sales presence in key solar markets. We have identified several markets where we believe there are significant growth opportunities for our solar laminates, including France, Spain, Italy and South Korea. In several of these target countries, government incentives favoring BIPV continue to drive the increased adoption of solar power generated by BIPV systems. We are in the process of establishing relationships with appropriate channel partners and deploying additional sales resources to exploit these opportunities.

•	Continue to improve our financial performance. We have historically generated operating losses. However, our business achieved operating profitability during our third fiscal quarter ended March 31, 2008. This profitability delivered by our new management team resulted from adoption of a focused product strategy, growth in our manufacturing capacity, continued technological advancements, cost cutting and sourcing initiatives and a focus on manufacturing efficiency. We will continue implementing cost saving initiatives and executing the programs we have started, with a long range goal of raising our gross margin to in excess of 40%.

•	Continue to innovate, and realize value from our technology portfolio. While our innovation and technological advancement in solar power is most prominent, we also have developed proprietary technologies outside of our core solar business that we believe have substantial value. These include technologies for NiMH batteries, solid hydrogen storage, metal hydride fuel cells, biofuel reformation and phase-change random access memory. We are currently reviewing strategic alternatives to determine the best way to maximize value for each of these technologies. We have in the past licensed several of our technologies to third parties under royalty bearing agreements. We have also partnered with third parties to commercialize certain other technologies. We expect to consider licenses, joint ventures and sales as means to realize value from our technology portfolio in the future.

Description of Concurrent Offering

Concurrently with this offering of common stock, we are offering $225,000,000 of aggregate principal amount of  % convertible senior notes by means of a separate prospectus supplement and accompanying prospectus. We have also granted a 30-day option to the underwriters of the convertible notes to purchase a maximum of $33,750,000 additional principle amount of the notes solely to cover over-allotments, if any. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” for a description of the convertible notes offering. We cannot give any assurance that the convertible notes offering will be completed.

The delivery of shares of common stock being offered pursuant to the share lending agreement is contingent on the closing of the offering of convertible notes. We expect that delivery of the borrowed shares will be made concurrently with the closing of the convertible notes offering.

Recent Developments

On June 6, 2008 we reached a settlement agreement with International Acquisitions Services, Inc. (“IAS”), Innovative Transportation Systems AG (“ITS”) and Neville Chamberlain (together with IAS and ITS, the “InnoVan Plaintiffs”). The settlement agreement resolves a lawsuit instituted by the InnoVan Plaintiffs where they claimed, among other things, that we made fraudulent statements relating to the supply of battery products by Cobasys to ITS, an entity created to manufacture and sell an electric delivery vehicle known as the InnoVan. The net costs to us of the litigation and settlement, including attorneys’ fees and after certain third party reimbursements, is estimated to be approximately $500,000.

Our Corporate Information

We incorporated in the State of Delaware in 1964. Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet website at www.ovonic.com. We have not incorporated by reference into this prospectus supplement the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus supplement entitled “Description of Common Stock.”

Issuer	Energy Conversion Devices, Inc., a Delaware corporation.

Common Stock Offered in the Underwritten Equity Offering	1,270,000 shares.

Common Stock Offered as Borrowed Shares	3,438,500 shares, of which of these borrowed shares will be initially offered at $ per share and the remaining borrowed shares will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

Total Common Stock Offered	4,708,500 shares.

Common Stock to be Outstanding After This Offering	shares.

Voting Rights	Shares of common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of common stock present in person or represented by proxy, voting together as a single class.

Use of Proceeds	We intend to use the net proceeds from the sale of the underwritten shares for expansion of our production capacity in connection with the 1 GW plan and for general corporate purposes.

We will not receive any proceeds from the offering of the borrowed shares, but we will receive a nominal lending fee for the use of those shares. The shares borrower, who is an affiliate of the underwriter, will receive all the proceeds from the sale of the borrowed shares. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” and “Underwriting — Borrowed Shares.”

See “Use of Proceeds.”

Nasdaq Symbol for Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “ENER.”

Risk Factors	You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the common stock.

Concurrent Offering	Concurrently with this offering of common stock, we are offering $225,000,000 of aggregate principal amount of convertible senior notes ($258,750,000 if the underwriters exercise their 30-day option to purchase additional convertible notes in full) by means of a separate prospectus supplement and accompanying prospectus. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” for a description of the concurrent convertible notes offering.

Summary Historical Consolidated Financial Data

The following summary consolidated financial information as of and for the three years ended June 30, 2007, is derived from our audited financial statements. The summary consolidated financial information as of and for the nine months ended March 31, 2008 and March 31, 2007, is derived from our unaudited financial statements. Such financial information is only a summary and should be read in conjunction with our audited and unaudited financial statements, including the notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement. Figures in the table below are in thousands, except share and per share data.

Consolidated Statements of Operations Data:

	Nine Months Ended March 31,		Year Ended June 30,
	2008	2007	2007	2006	2005
	(Unaudited)
REVENUES
Product sales	$159,391	$64,731	$96,014	$84,431	$51,944
Revenues from product development agreements	8,490	8,750	11,934	10,046	17,653
Other revenues	5,592	4,078	5,619	7,942	86,973

TOTAL REVENUES	173,473	77,559	113,567	102,419	156,570
EXPENSES
Cost of product sales	122,109	54,122	81,241	67,271	51,409
Cost of revenues from product development agreements	5,391	5,726	7,684	7,710	14,012
Product development and research	7,699	15,338	19,745	19,909	16,529
Operating, selling, general and administrative (net)	35,730	24,611	35,179	31,535	28,652
Restructuring charges	7,457	—	5,385	—	—
Other	6,925	3,961	6,835	3,215	2,585

TOTAL EXPENSES	185,311	103,758	156,069	129,640	113,187

INCOME (LOSS) FROM OPERATIONS	(11,838)	(26,199)	(42,502)	(27,221)	43,383
Interest income (expense)	5,971	14,374	17,540	8,474	624
Other non-operating income (expense)	(57)	(261)	(269)	(163)	6,280

NET INCOME (LOSS) BEFORE INCOME TAXES	(5,924)	(12,086)	(25,231)	(18,910)	50,287
Income taxes	95	—	—	—	825

NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM	$(6,019)	$(12,086)	$(25,231)	$(18,910)	$49,462
Discontinued operations	—	—	—	314	(1,393)
Extraordinary item	—	—	—	—	2,263

NET INCOME (LOSS)	$(6,019)	$(12,086)	$(25,231)	$(18,596)	$50,332

Basic net income (loss) per share
Continuing operations	$(0.15)	$(0.31)	$(0.64)	$(0.58)	$1.80
Discontinued operations	—	—	—	0.01	(0.05)
Extraordinary item	—	—	—	—	0.08

	$(0.15)	$(0.31)	$(0.64)	$(0.57)	$1.83
Diluted net income (loss) per share
Continuing operations	$(0.15)	$(0.31)	$(0.64)	$(0.58)	$1.67
Discontinued operations	—	—	—	0.01	(0.05)
Extraordinary item	—	—	—	—	0.08

	$(0.15)	$(0.31)	$(0.64)	$(0.57)	$1.70
Weighted average shares
Basic	40,099,639	39,294,971	39,389,401	32,495,709	27,465,767
Diluted	40,099,639	39,294,971	39,389,401	32,495,709	29,661,847

OTHER FINANCIAL INFORMATION
Net cash provided by (used in) operating activities	$12,669	$(1,332)	$(21,814)	$(21,419)	$(16,864)
Capital expenditures	88,768	139,421	186,990	69,020	3,120

BALANCE SHEET INFORMATION
Cash, cash equivalents and marketable securities(1)	$95,653	$271,922	$205,774	$404,467	$96,136
Property, plant & equipment, net	271,549	139,204	136,984	70,343	58,879
Total assets	605,144	612,688	600,679	596,342	198,063
Capital leases	23,717	24,376	24,252	24,728	8,964
Total liabilities	78,665	77,262	75,172	59,321	42,343
Total stockholders’ equity	526,479	535,427	525,507	537,021	155,720

(1)	Excludes restricted investments

Risk Factors

Investing in our common stock involves risks. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. The risks and uncertainties described below and in our other filings with the SEC, incorporated by reference herein, are not the only ones facing ECD. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In any such case, the value of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Us and Our Business

We have a history of losses and our future profitability is uncertain; the failure to achieve sustainable profitability could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Since our inception, we have incurred significant net losses, including a net loss of $25.2 million for the fiscal year ended June 30, 2007. Principally as a result of ongoing operating losses, we had an accumulated deficit of $329.0 million as of June 30, 2007. And for the nine months ended March 31, 2008, we incurred an additional net loss of $6.0 million resulting in an accumulated deficit of $335.0 million as of March 31, 2008. However, we generated net income of $7.0 million for the quarter ended March 31, 2008, and our goal is to operate our business in such a way that such profitability is sustainable over the long term. Nonetheless, we may be unable to sustain or increase our profitability in the future, which in turn could materially and adversely impact our ability to repay the convertible notes offered concurrently with this offering and could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase as we seek to:

•	expand our manufacturing operations, whether domestically or internationally;

•	service our debt obligations;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure to support our growth; and

•	retain key members of management, retain other personnel and hire additional personnel.

We do not know whether our revenue will grow at all or grow rapidly enough to absorb these costs, and our limited operating history under our current business strategy and new management team makes it difficult to assess the extent of these expenses or their impact on our operating results. If we fail to sustain profitability, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We rely on a relatively small number of customers for a significant portion of our sales, and the loss of or material reduction in sales to any of these customers could have a material adverse effect on our business, results of operations, financial condition and cash flows.

During the year ended June 30, 2007, and for the nine months ended March 31, 2008, our top five customers accounted for 40% and 49% of our total revenue, respectively, and our top customer, Solar Integrated Technologies, accounted for 8% and 21% of our total revenue, respectively, in such periods. We expect that these customers will continue to represent a significant portion of our total revenue in the future. Any loss of or material reduction in sales to any of our top customers, especially Solar Integrated Technologies, would be difficult to recapture, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We sell a substantial portion of our products to customers who are not subject to minimum purchase obligations, and as a result we face uncertainty as to future sales and inventory levels.

Although we have entered into long-term supply agreements with our customers, only a portion of these agreements contain “take or pay” provisions that require the customer to purchase a specified minimum amount of our products. The remainder of these agreements generally do not include minimum purchase requirements that obligate our customers to purchase our products, but rather are completed in response to purchase orders issued by the customers when they require our PV products. We are seeking to increase the percentage of our products that are sold under take or pay agreements. For example, our top customer, Solar Integrated Technologies, recently entered into a take or pay agreement extending to the end of 2012. However, there is no assurance that we will be successful or that take or pay provisions in such agreements will be enforceable. If any of our significant customers experiences a significant downturn in its business, or fails to remain committed to our products, such customer may reduce or discontinue purchases from us, especially any customer who is not party to a take or pay agreement. If such actions occur, our business, results of operations and financial condition will likely be adversely affected.

We face intense competition from other companies producing solar energy and other renewable energy products; if we are unable to compete successfully, our business, financial condition, results of operations and prospects could be adversely affected.

The solar energy market is intensely competitive and rapidly evolving. The number of solar energy product manufacturers is rapidly increasing due to the growth of actual and forecast demand for solar energy products and the relatively low barriers to entry. If we fail to attract and retain customers in our target markets for our current and future core products, namely solar laminates, we will be unable to increase our revenue and market share. Some of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Our competitors include Sharp Corporation, Q-Cells AG, Kyocera Corporation, Sanyo Electric Co., Ltd., Sunpower Corporation, Mitsubishi Electric Corporation and Suntech Power Holdings Co., Ltd., all of which currently manufacture predominantly crystalline or polycrystalline silicon solar energy modules, and First Solar, Inc., which currently manufactures thin film, cadmium telluride solar energy modules on glass substrates.

We may also face competition from new entrants to the solar energy market, including those that offer advanced technological solutions or that have greater financial resources. A significant number of our competitors are developing or currently producing products based on advanced solar energy technologies, including amorphous silicon, string ribbon and nano technologies, which may eventually offer cost advantages over the technologies currently used by us. A widespread adoption of any of these technologies could result in a rapid decline in our position in the solar energy market and our revenue if we fail to adopt such technologies or develop competitive technologies. Furthermore, the entire solar energy industry also faces competition from conventional energy and non-solar renewable energy providers.

Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. As a result, those competitors may have stronger bargaining power with their suppliers and may have an advantage over us in negotiating favorable pricing, as well as securing supplies in times of shortages. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, they may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

If we are unable to develop and market new and innovative products, our business, financial condition and results of operations and prospects could be adversely affected.

Our financial performance depends, in part, on our ability to enhance our existing solar laminates, develop new and innovative products and product applications, and adopt or develop new technologies that continue to differentiate our products from those of our competitors. The continued demand for our solar laminates is premised in part on the features of our solar laminates that distinguish them from the solar modules of our competitors and the resulting unique product applications. These features include physical flexibility, the ability of our laminates to be integrated with roofing materials, low weight, superior resistance to wind lift, durability, no roof penetration and ease of installation. There are companies using similar or competitive technologies that have introduced or announced plans to introduce solar modules incorporating some or all of these features. In addition, all solar modules compete based on efficiency, and significant advances in the efficiency of the solar modules of our competitors also could provide them with a competitive advantage. If we fail to enhance our existing solar laminates, develop new and innovative products and product applications, or adopt or develop new technologies that continue to differentiate our products from those of our competitors, our business, financial condition and results of operations and prospects could be adversely affected.

We have focused our business strategy on, and invested significant financial resources in, the BIPV segment of the PV market; if demand for BIPV systems does not develop as we anticipate or takes longer to develop than we anticipate, we may experience difficulties in implementing our business strategies.

Our current business strategy rests on increasing demand for BIPV systems. We believe that there has been an increase in demand for BIPV systems based in part on increasing interest and customer support from the building industry, solar customers and governments. As a result, we have invested, and will continue to invest, significant financial resources in the production and commercialization of our solar laminates for BIPV systems. If the BIPV segment does not develop as we anticipate, or takes longer to develop than we anticipate, we may experience difficulties implementing our growth and business strategies. This, in turn, could adversely impact our business, financial condition and results of operations and prospects.

Our expansion plans require substantial capital expenditures, significant engineering efforts, timely delivery of manufacturing equipment and dedicated management attention, and our failure to complete these plans could have a material adverse effect on the growth of our sales and earnings.

Our future success depends, to a large extent, on our ability to expand our production capacity. If we are unable to do so, we will not be able to attain the desired level of economies of scale in our operations or cut the marginal production cost to the level necessary to effectively maintain our pricing and other competitive advantages. We expect that we will make substantial capital expenditures for our future growth. This expansion has required, and will continue to require, substantial capital expenditures, significant engineering efforts, timely delivery of manufacturing equipment and dedicated management attention, and is subject to significant risks and uncertainties, including:

•	We may experience cost overruns, construction delays, equipment problems, including delays in manufacturing equipment deliveries or deliveries of equipment that is damaged or does not meet our specifications, and other operating difficulties;

•	We will be required to obtain governmental approvals, permits or documents of similar nature with respect to any new expansion projects, but it is uncertain whether such approvals, permits or documents will be obtained in a timely manner or at all;

•	We may need to issue additional equity or debt securities in order to finance the costs of developing the new facilities, the timing and availability of which may be uncertain, and the terms of which could be dilutive to our existing stockholders; and

•	We may not have sufficient management resources to properly oversee capacity expansion as currently planned.

Any of these or similar difficulties could significantly delay or otherwise constrain our ability to undertake our capacity expansion plans as currently planned, which in turn would limit our ability to increase sales, reduce marginal manufacturing costs or otherwise improve our prospects and profitability.

We rapidly are expanding our manufacturing capacity for solar laminates in order to meet expected demand, and our revenue and profits will depend upon our ability to successfully complete this expansion and then to sell our solar laminates at higher volumes to match our expanded capacity.

We plan to continue the expansion of our nameplate capacity from the current 178 MW to an expected capacity exceeding 300 MW by 2010 and reaching 1 GW by 2012. This expansion plan includes adding new facilities in Greenville, Michigan and Tijuana, Mexico and other locations to be determined. Our facilities are comprised of solar laminate production systems that we are designing, developing, manufacturing, installing and testing the equipment for this expansion internally and through third parties. We may experience delays, additional or unexpected costs, technology limitations and other adverse events in connection with our capacity expansion projects, including those associated with the equipment we are providing. For example, we source some of the equipment that we use in our manufacturing process from single source suppliers. Additionally, there can be no assurance that market demand will align with our expanding manufacturing capacity or that our marketing capabilities at the expanded manufacturing volumes will be successful. As a result, we may not be able to realize revenue and profits based upon the expected additional capacity, or we may experience delays or reductions in these revenue and profits, and our business could be materially adversely affected.

We expect that we will need to obtain additional financing to continue to operate our business, including significant capital expenditures to increase our production capacity, and financing may be unavailable or available only on disadvantageous terms.

We have in the past experienced substantial losses and negative cash flow from operations and have required financing in order to pursue the commercialization of products based on our technologies. We expect that we will continue to need financing to operate our business, possibly including for capital expenditures to expand our production capacity. There can be no assurance that the proceeds from the sale of the underwritten shares and the concurrent convertible notes offering will be sufficient to fund our manufacturing capacity expansion in our United Solar Ovonic segment from the current 178 MW to 300 MW by 2010 and 1 GW by 2012. If additional financing is required, there can be no assurance that such additional financing will be available or that the terms of such additional financing, if available, will be acceptable to us. If adequate capital is not available or is not available on acceptable terms, our ability to fund our operations, further develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures, would be significantly limited and our ability to repay the notes could be materially and adversely affected.

Demand for our products may be adversely affected by the current economic and credit environment, which could have an adverse impact on our business, results of operations, financial condition and cash flows.

The United States and international economies recently have experienced (and continue to experience) a period of slow economic growth. A near-term economic recovery is uncertain. In particular, the current credit and housing crises, the increase in U.S. sub-prime mortgage defaults, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar modules and new residential and commercial buildings. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar laminates, which may harm our operating results.

For example, we have benefited from historically low interest rates that have made it more attractive for our customers to use credit to purchase our products. Interest rates have fluctuated recently and may eventually rise, which likely will increase the cost of financing these purchases and may reduce our customers’ profits and investors’ expected returns on investment. Given the current credit environment, particularly the tightening of the credit markets, there can be no assurance that our customers will be able to borrow money on a timely basis or on reasonable terms, which could have a negative impact on their demand for our products. Our sales are affected by interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. Rising interest rates may also make certain alternative investments more attractive to investors, and therefore lead to a decline in demand for our solar laminates, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are vulnerable to risks associated with doing business in foreign countries, the realization of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have a solar laminate manufacturing facility in Tijuana, Mexico, and have established a joint venture in Tianjin, China, to manufacture solar laminate. We expect that we will have to expend significant management attention and financial resources in order to successfully manage these and other international operations. In addition, the marketing, distribution and sale of our solar laminates outside the United States expose us to a number of markets in which we have limited experience. These operations subject us to a number of risks, including:

•	the potential that we may be forced to forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries in which we choose to locate our manufacturing facilities;

•	difficult and expensive compliance with the commercial and legal requirements of international markets;

•	difficulty in interpreting and enforcing contracts governed by foreign law, which may be subject to multiple, conflicting and changing laws, regulations and tax systems;

•	inability to obtain, maintain or enforce intellectual property rights;

•	encountering trade barriers such as export requirements, tariffs, currency exchange controls, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar laminates and reduce our market share in some countries;

•	being subjected to additional withholding taxes or other tax on our foreign income, tariffs and other restrictions on foreign trade and investment, including currency exchange controls;

•	being subjected to fluctuations in exchange rates which may affect product demand and may affect our profitability in U.S. dollars to the extent the price of our solar laminates and cost of raw materials, labor and equipment is denominated in a foreign currency;

•	limitations on dividends or restrictions against repatriation of earnings;

•	difficulty in recruiting and retaining individuals skilled in international business operations; and

•	increased costs associated with maintaining international marketing efforts.

The realization of any of these risks may require that we devote significant management time and financial resources to resolve such risks. Further, such risks and the efforts to address such risks may impede our ability to operate our business and to achieve our strategic goals; either of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are unable to obtain key raw materials that meet our quality, quantity and cost requirements, our business, financial condition, results of operations and prospects could be adversely affected.

The key raw materials used in our business are stainless steel, resin-based polymers, nickel and high purity industrial gases, primarily argon, nitrogen, hydrogen, silane and germane. Most of our key raw materials are readily available from numerous sources, however we have, in certain instances, selected single-source suppliers for certain key raw materials and components for efficiency, cost and quality. Our supply chain and operations could be adversely impacted by the failure of the suppliers of the single-sourced materials to provide us with the raw materials that meet our quality, quantity and cost requirements. In addition, significant shortages or price increases in raw materials that are not single-sourced may adversely impact our business. For example, the operations of many of our competitors that produce conventional solar energy products have been adversely impacted by the current shortage of polysilicon (a key raw material for conventional solar energy products), which has caused prices for those materials to rise and limited availability of materials for manufacturing needs. Similarly, the cost of certain raw materials, in particular stainless steel and resin-based polymer materials, has risen over the last several years, which has impacted and may continue to impact our operations. Any constraint on our production may cause us to be unable to meet our obligations under customer purchase orders, and any increase in the price of raw materials could constrain our margins, either of which would adversely impact on our financial results.

We actively manage our raw materials and other supply costs through purchasing strategies and product design and operating improvements, however our management may not always be effective, which could adversely impact our supply chain and financial condition. Some of our suppliers may be unable to supply our increasing demand for raw materials and components as we implement our planned increase in production capacity. In such event, we may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms. Raw materials and components from new suppliers also may be less suited for our technology and yield solar laminates with lower conversion efficiency, higher failure rates and higher rates of degradation than solar laminates manufactured with the raw materials from our current suppliers. Our failure to obtain raw materials and components that meet our quality, quantity and cost requirements in a timely manner could interrupt or impair our ability to manufacture our solar laminates or increase our manufacturing cost.

Significant warranty and product liability claims could adversely affect our business and results of operations.

We may be subject to warranty and product liability claims in the event that our solar laminates fail to perform as expected or if a failure of our laminates results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar laminates are electricity producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. In addition, because the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us.

Our current standard product warranty for our solar laminates includes a 20-year warranty. We believe our warranty periods are competitive with industry practice. Due to the long warranty period and our proprietary technology, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. Although we test our solar power products for reliability and durability, we cannot ensure that we effectively simulate the 20 year warranty period. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our results.

A successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

If we lose key personnel or are unable to attract and retain qualified personnel to maintain and expand our business, our business, financial condition, results of operations and prospects could be adversely affected.

Our efforts to transform from a multi-faceted research and development company to a solar power-focused commercial enterprise is being led by our recently reorganized management team, including Mark Morelli, Joseph Conroy, Mike Fetcenko, Subhendu Guha, Jay Knoll, Sanjeev Kumar, Arthur Rogers, Marcelino Susas, Tom Toner, and Corby Whitaker. Our success is highly dependent on the continued services of these individuals and of a limited number of skilled managers, scientists and technicians. The loss of any of these individuals could have a material adverse effect on us. In addition, our success will depend upon, among other factors, the recruitment and retention of additional highly skilled and experienced management and technical personnel. There can be no assurance that we will be able to retain existing employees or to attract and retain additional personnel on acceptable terms given the competition for such personnel in industrial, academic and nonprofit research sectors.

If governments reduce or eliminate government incentives related to solar power, our business, financial condition, results of operations and prospects could be adversely affected.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in most locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Italy, Spain, France, Greece and the United States (at the national level and at the state and local level), have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated. In particular, political changes in a particular country could result in significant reductions or eliminations of subsidies or economic incentives. Also, electric utility companies or other energy producers that have significant political lobbying powers may seek changes in the relevant legislation in their markets (or in the country as a whole) that may adversely affect the development and commercial acceptance of solar energy. A significant reduction in the scope or discontinuation of government incentive programs, especially those in our target markets, could cause demand for our products and our revenue to decline, and have a material adverse effect on our business, financial condition, results of operations and prospects.

Our government product development and research contracts may result in rights to inventions being assigned to the government, may be terminated by unilateral government action, or we may be unsuccessful in obtaining new government contracts to replace those that have been terminated or completed.

We have several government product development and research contracts. Any revenue or profits that may be derived by us from these contracts will be substantially dependent upon the government agencies’ willingness to continue to devote their financial resources to our research and development efforts. There can be no assurance that such financial resources will be available or that such research and development efforts will be successful. Our government contracts may be terminated for the convenience of the government at any time, even if we have fully performed our obligations under the contracts. Upon a termination for convenience, we would generally only be entitled to recover certain eligible costs and expenses we had incurred prior to termination and would not be entitled to any other payments or damages. Therefore, if government product development and research contracts are terminated or completed and we are unsuccessful in obtaining replacement government contracts, our revenue and profits may decline and our business may be adversely affected. In July 2007, we entered into a three-year cooperative agreement with the Department of Energy to increase the efficiency of our photovoltaic products, lower material costs and reduce installation costs. The terms of this agreement requires us to assign to the government inventions conceived or reduced to practice during the course of the agreement unless the government grants a waiver to such requirement, in which case the government would retain, at a minimum, a nonexclusive, paid-up license and so called “march-in rights” to such inventions. We have applied for, but have not yet received, a waiver of this requirement. If the government does not grant a waiver, we would receive nonexclusive, royalty-free license to such inventions.

Demand for our products is affected by existing regulations concerning the electrical utility industry; changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is influenced heavily by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States (at both the national level and the state and local level) and in a number of other countries, these regulations and policies are being modified and may continue to be modified.

Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar laminates. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar laminates and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar laminates and their installation will be subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual countries and states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar laminates may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar laminates.

The expansion of our business into new markets, such as residential, may increase our exposure to certain risks, including class action claims.

We are developing new applications of our solar technology, including solar laminates to be integrated into residential roofing materials. Our new solar technology applications may not gain market acceptance and we may not otherwise be successful in entering new markets, including the market for residential applications. Moreover, entry into new markets may increase our exposure to certain risks that we currently face or expose us to new risks. For example, the residential construction market for solar energy systems is exposed to different risks than the commercial construction markets, including more acute seasonality, sensitivity to interest rates and other macroeconomic conditions, as well as enhanced legal exposure. In particular, new home developments can result in class action litigation when one or more homes in a development experiences problems with roofing or power systems. If we enter the residential market and experience product failures that create property damage or personal injury, we may be exposed to greater liability of a different nature than with respect to product failures in commercial building applications.

We have entered into joint ventures and licensing agreements to develop and commercialize products based on our technologies; if we fail to manage such joint ventures and licensing agreements successfully, such failure could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We have entered into licensing and joint venture agreements in order to develop and commercialize certain products based on our technologies. Any revenue or profits that may be derived by us from these agreements will be substantially dependent upon our ability to agree with our joint venture partners and licensees about the management and operation of the joint ventures and license agreements. In addition, any revenue or profits from such agreements will be substantially dependent on the willingness and ability of our joint venture partners and licensees to devote their financial resources and manufacturing and marketing capabilities to commercialize products based on our technologies. There can be no assurance that we will agree regarding the operation of such joint ventures and licensing agreements, that required financial resources will be available on mutually agreeable terms, or that commercialization efforts will be successful. If we and our joint venture partners and licensees are unable to agree with respect to the operation of our joint ventures and licensing agreements, are unwilling or unable to devote financial resources or are unable to commercialize products based on our technologies, we may not be able to realize revenue and profits based on our technologies and our business could be materially adversely affected.

If we are unsuccessful in our efforts to license or manufacture and commercially sell products based on our Ovonic Materials segment technologies, our business, results of operations, financial condition and cash flows will be adversely affected.

Our Ovonic Materials segment invents, designs and develops materials and products based on our pioneering materials science technology, principally amorphous and disordered materials. The commercialization of products based on our technologies depends upon consumer acceptance and the achievement and verification of the overall performance, cost, reliability, efficiency and safety of the products. There can be no assurance that our research and development efforts will be successful or that we, our licensees or our joint ventures will be able to develop commercial applications for our products and technologies. Further, the areas in which we are developing technologies and products are characterized by rapid and significant technological change. Rapid technological development may result in our products becoming obsolete or noncompetitive. If future products based on our technologies cannot be developed for manufacture and sold commercially or our products become obsolete or noncompetitive, we may be unable to recover our investments. Although our joint venture partners and licensees may have experience in commercial-scale manufacturing, we have little such experience, other than with respect to producing our solar laminates, and there can be no assurance that we or our joint ventures and licensees will expand or establish capabilities for manufacturing products beyond those presently in existence. In order to produce products on a commercial scale, we and our joint ventures and licensees will be required to establish or significantly increase manufacturing capabilities currently being used to produce certain of our products. In addition, the commercialization schedule may be delayed if we, our licensees or our joint ventures experience delays in meeting development goals, if products based on our technologies exhibit technical defects, or if we, our licensees or our joint ventures are unable to meet cost or performance goals. In this event, potential purchasers of products based on our technologies may choose alternative technologies and any delays could allow potential competitors to gain market advantages. Either of these events could adversely affect our business, results of operations, financial condition and cash flows.

We may become subject to legal or regulatory proceedings that may reach unfavorable resolutions.

We are involved in legal proceedings arising in the normal course of business. Due to the inherent uncertainties of legal proceedings, the outcome of any such proceeding could be unfavorable, and we may choose to make payments or enter into other arrangements to settle such proceedings. Failure to settle such proceedings could require us to pay damages or other expenses, which could have a material adverse effect on our financial condition or results of operations. We have been subject to legal proceedings in the past involving the validity and enforceability of certain of our patents. While such patent-related legal proceedings have been resolved, such proceedings can require the expenditure of substantial management time and financial resources and can adversely affect our financial performance. There can be no assurance that we will not be a party to other legal proceedings in the future.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may require us to pay substantial fines, suspend production or cease operations.

The operation of our manufacturing facilities entails the use and handling of potentially harmful substances, including toxic and combustible explosive gases that pose inherent risks of environmental damage or personal injury. Although we believe that we are in material compliance with environmental laws, rules and regulations, there can be no assurance that we will not incur material costs and liabilities in the future because of an accident or other event resulting in personal injury or unauthorized release of such substances to the environment. We may be liable, irrespective of fault, for material cleanup costs or other liabilities incurred at these facilities in the event of a release of hazardous substances into the environment by our operations.

For example, our manufacturing process involves the controlled storage and use of silane and germane, both of which are toxic and combustible. Although we have rigorous safety procedures for handling these materials, the risk of accidental injury from such hazardous materials cannot be completely eliminated. If we have an accident at one of our facilities involving a release of these substances, we may be subject to civil and/or criminal penalties, including financial penalties and damages, and possibly injunctions preventing us from continuing our operations.

In addition, it is possible that increasingly strict requirements imposed by environmental laws and enforcement policies could require us to make significant capital expenditures. To date such laws and regulations have not had a significant impact on our operations, and we believe that we have all necessary permits to conduct operations as they are presently conducted. If more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. The failure to comply with present or future regulations could result in fines, third party lawsuits, suspension of production or cessation of operations.

Our Cobasys affiliate faces uncertain prospects and is the subject of a pending arbitration the outcome of which is uncertain but may expose us to material liability if not settled or resolved favorably.

Cobasys, our joint venture formed to commercialize our NiMH battery technology, has generated losses since its formation. Cobasys had losses of approximately $76.0 million and obtained funding of approximately $84.0 million in 2007, and in January 2008 Cobasys management forecast losses of approximately $82.0-86.0 million and funding requirements of approximately $92.0-94.0 million for 2008. The two members of Cobasys — our 91% owned subsidiary Ovonic Battery Company (“OBC”) and CTV — have not approved a 2008 business plan and budget nor been able to agree on a solution to Cobasys’ business issues or whether Cobasys should continue as a going concern if it cannot be sold in the near future. Until September 2007, CTV historically funded Cobasys’ loss-generating operations through the purchase of preferred interests cumulating in excess of $168.0 million. From October 2007 through January 2008, CTV declined to purchase preferred interests and funded Cobasys in a manner that in our view violated the December 2, 2004 agreement among us, OBC and CTV that governs Cobasys (the “Operating Agreement”) and applicable Michigan law. Since February 2008, Cobasys has received funding support from a customer in the form of a loan for capital equipment purchases and a price increase on products sold to the customer. There is no assurance that this customer funding support will continue on these or other terms, what the future funding requirements may be or that the support, if provided, will otherwise be sufficient to permit Cobasys to continue as a going concern.

On September 10, 2007, CTV issued a notice of dispute and filed claims in arbitration against us and OBC relating to Cobasys. CTV’s original arbitration claim asserted damages in the amount of $162.0 million and sought injunctive and other relief and alleged that we and OBC breached and anticipatorily repudiated obligations to provide certain funding to Cobasys under the Operating Agreement. CTV subsequently filed a supplemental notice of dispute amending its claims to assert that we and OBC had dishonored CTV’s preferred interest in Cobasys and that OBC had breached its obligation to use diligent efforts to approve a 2008 annual budget for Cobasys. At a hearing on January 28-29, 2008, CTV requested that the arbitrator declare that we and OBC be obligated to fund our share of Cobasys’ necessary costs and expenses through capital contributions favored by CTV but opposed by OBC. We and OBC requested that the arbitrator declare that under the Operating Agreement neither Cobasys member is required to make any capital contribution absent a unanimously approved annual budget and an agreement by the members that a capital contribution must be made. Since the operating costs and expenses of Cobasys are uncertain, we are unable to assess the magnitude of our liability if CTV’s request is granted, however such liability could be material.

However, prior to any ruling by the arbitrator on these competing claims, the parties suspended the arbitration pursuant to an interim settlement agreement among us, OBC and CTV in order to pursue the potential sale of Cobasys to a third party. Sale negotiations have been ongoing during which the parties to the arbitration have on nine occasions amended the interim settlement agreement to extend the deadline for timely consummation. There is no assurance that the sale will be completed by June 30, 2008, the current deadline, and, if not completed, that the parties will again extend the interim settlement agreement. If the sale of Cobasys does not close by that date and any of we, OBC or CTV determine not to further extend our interim settlement agreement, we, OBC or CTV could resume the arbitration and receive a ruling from the arbitrator. We cannot assure you that a sale will be timely consummated or consummated at all. If not timely consummated and the arbitration is resumed, we cannot assure you that we and OBC would prevail or otherwise avoid material liability.

If we are unable to protect our intellectual property and our proprietary technology including our trade secrets and other confidential information, our operating results, financial condition and future growth prospects may be adversely impacted.

Our success depends in part on our ability to obtain and maintain intellectual property protection for products based on our technologies. Our policy is to seek to protect our products and technologies by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements. We maintain an extensive patent portfolio presently consisting of over 300 U.S. patents and over 500 foreign counterparts (including patents assigned to a custodial owner to support the Cobasys business). The patent positions of companies like ours generally are uncertain and involve complex legal and factual questions. Our ability to maintain our proprietary position for our technology will depend on our success in obtaining effective patent claims and enforcing those claims once granted. We do not know whether any of our patent applications will result in the issuance of any patents. Our issued patents and those that may issue in the future may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products or the length or terms of patent protection that we may have for our products and technologies. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar products or technologies. Furthermore, our competitors may independently develop similar technologies or duplicate technology developed by us in a manner that does not infringe our patents or other intellectual property. Because of the extensive time required for development and commercialization of products based on our technologies, it is possible that, before these products can be commercialized, any related patents may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of these patents and making it unlikely that we will be able to recover investments we have made to develop our technologies and products based on our technologies.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we have entered into confidentiality agreements with our employees, agents and consultants upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that inventions conceived by the individual in the course of rendering services to us will be our exclusive property. Individuals with whom we have these agreements may not comply with their terms. In the event of the unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. To the extent that our employees or consultants use technology or know-how owned by others in their work for us, disputes may arise as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our operating results, financial condition and future growth prospects.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file patent infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of this litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be expensive and distract our management.

Third parties may own or control patents or patent applications that are infringed by our products or technologies.

Our success depends in part on avoiding the infringement of other parties’ patents and proprietary rights. In the United States and most other countries, patent applications are published 18 months after filing. As a result, there may be patents of which we are unaware, and avoiding patent infringement may be difficult. We also may infringe third-party patents or patent applications inadvertently.

If a patent infringement suit were brought against us, we and our joint venture partners and licensees could be forced to stop or delay research, development, manufacturing or sales of products based on our technologies in the country or countries covered by the patent we are alleged to infringe, unless we can obtain a license from the patent holder or spend time and money to design around or avoid the intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. A license from the alleged patent holder may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with products based on our technologies. Even if we were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property.

Any successful infringement action brought against us may also adversely affect marketing of products based on our technologies in other markets not covered by the infringement action. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any infringement action against us would likely harm our competitive position, be costly and require significant time and attention of our key management and technical personnel. In addition, such an occurrence could have a substantial adverse effect on the price of our common stock.

The credit facility entered into by our subsidiaries, United Solar Ovonic Corporation and United Solar Ovonic LLC, contains covenant restrictions that may limit our ability to operate our business.

We conduct substantially all of our United Solar Ovonic segment operations through our subsidiaries United Solar Ovonic Corporation and United Solar Ovonic LLC. For example, our cash flows from that segment are dependent on the distributions to us by United Solar Ovonic Corporation and United Solar Ovonic LLC. In February 2008, United Solar Ovonic Corporation and United Solar Ovonic LLC entered into a secured credit facility with an aggregate commitment of up to $55.0 million, of which we are a guarantor. The credit facility contains, and any other future debt agreements may contain, covenant restrictions that may effectively limit our ability to operate our business, due to restrictions on our or our subsidiaries’ ability to, among other things:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	make certain restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us due to the restrictions imposed by the credit facility. In addition, the failure to comply with these covenants could result in a default, which could permit the lenders and debtholders to accelerate such debt.

As a result of the concurrent convertible notes offering, we will have a significant amount of debt outstanding. Our indebtedness, along with our other contractual commitments, could adversely affect our business, financial condition and results of operations, as well as our ability to meet any of our payment obligations under the notes and our other debt.

Together with our subsidiaries, as a result of the concurrent notes offering we will have a significant amount of debt and debt service requirements. As of March 31, 2008, after giving effect to the concurrent notes offering, we would have had approximately $225.0 million of outstanding debt for borrowed money, or approximately $258.8 million if the underwriters’ option to purchase additional notes is exercised in full.

This level of debt and related debt service could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we and our subsidiaries fail to comply with covenants contained in our debt agreements, which could result in such debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our new credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the convertible notes being offered concurrently and our other debt and other obligations.

Risks Relating to the Common Stock

The price of our common stock may fluctuate significantly, and a liquid trading market for our common stock may not be sustained. Such volatility may prompt costly securities class action litigation.

The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and in the risk factors incorporated by reference. In addition, the stock market in general, and the Nasdaq Global Select Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales or other dispositions of our common stock or other securities could cause our stock price to fall.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities could have on the market price of our common stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes, offered concurrently with this offering, as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock.

The effect of the issuance of our shares of common stock in this offering pursuant to the share lending agreement, which issuance is being made to facilitate sales of our common stock in short sale transactions by purchasers of certain of our securities, may be to lower the market price of our common stock.

The increase in the number of outstanding shares of our common stock in connection with the share lending agreement could have a negative effect on the market price of our common stock. In addition, because the borrower has agreed to use such sales to facilitate the establishment by the note investors, the market price of our common stock could be further negatively affected by these or other short sales of our common stock.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock, our business or our market adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more of the analysts who cover us changes their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Changes in the accounting treatment of certain of our existing securities and/or the securities we are offering by this prospectus supplement and the accompanying prospectus could decrease our earnings per share and potentially our stock price.

The borrowed shares we are offering must be returned to us prior to June 15, 2013 under the share lending agreement, or earlier in certain circumstances. Because of this requirement we believe that under U.S. GAAP as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future and we become required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our earnings per share would be reduced. Any reduction in our earnings per share could cause our stock price to decrease, possibly significantly.

In addition, there may be, in the future, potentially new or different accounting pronouncements or regulatory rulings, which could impact the way we are required to account for certain of our existing securities, including the securities we are offering in the concurrent convertible notes offering, and which may have an adverse impact on our future financial condition and results of operations. With respect to the notes offered in the concurrent convertible notes offering, we are required under U.S. GAAP as presently in effect to include in outstanding shares for purposes of computing earnings per share only a number of shares underlying the notes that, at the end of a given quarter, have a value in excess of the outstanding principal amount of the notes. This is because of the “net share settlement” feature of the notes, under which we are required to pay the principal amount of the notes in cash. The accounting method for net share settled convertible securities has recently been revised by the Financial Accounting Standards

Board (FASB). On May 9, 2008, FASB approved a staff position statement — APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) — providing a new method of accounting for net share settled convertible securities under which the debt and equity components of the security would be bifurcated and accounted for separately. The change will take effect for fiscal periods beginning after December 15, 2008 and will increase the interest expense reported on our statement of operations and, consequently, reduce our operating results.

Delaware law and our amended and restated certificate of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting; and

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent; and

•	our board of directors will be able to alter our bylaws without obtaining stockholder approval.

These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. These provisions may prohibit large stockholders, particularly those owning 15% or more of our outstanding voting stock, from merging or combining with us. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. In addition, our board of directors has the authority to adopt a stockholder rights plan without stockholder approval, which may cause substantial dilution to a person or group that attempts to acquire us on terms that are not approved by our board of directors. Any such rights plan, together with the provisions described above, may have the effect of delaying, deferring or discouraging a transaction that may otherwise be in your best interests.

Provisions of the notes being offered in the concurrent convertible notes offering could discourage an acquisition of us by a third party.

Certain provisions of the convertible notes being offered concurrently with this offering could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We also may be required to issue additional shares of our common stock upon conversion of such notes in the event of certain fundamental changes. If the concurrent convertible notes offering is completed, these provisions could discourage our acquisition by a third party.

We may issue preferred stock which could have rights that are senior to the rights of our common stock and that may, if convertible into common stock, dilute the value of our common stock.

In 2007, we sought stockholder approval to amend our certificate of incorporation to authorize the issuance of up to 20,000,000 shares of preferred stock. We withdrew that proposal prior to a vote at our stockholders meeting, but in the future we may again seek stockholder approval for the same or a similar amendment, which if adopted by favorable vote of a majority of our outstanding voting shares, would thereafter permit us to issue preferred shares without further stockholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock.

In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering to expand our manufacturing capacity and for other general corporate purposes, our board retains significant discretion with respect to the use of proceeds. In addition, the proceeds of this offering may be used in a manner which does not generate a favorable return for us.

Capitalization

The following table sets forth our capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an as adjusted basis to reflect (i) the completion of this offering of 4,708,500 shares of our common stock, including (a) our receipt of the proceeds from the sale of the 1,270,000 underwritten shares at an offering price of $ per share (assuming the underwriters’ option to purchase additional shares is not exercised) and (b) our receipt of the nominal lending fees from the borrowed shares and (ii) the completion of our sale of the convertible notes in the concurrent offering of convertible notes and the receipt of the proceeds therefrom (assuming the underwriters’ option to purchase additional convertible notes is not exercised).

You should read this table in conjunction with the following, which are incorporated by reference into this prospectus supplement:

•	the historical financial statements of ECD as of and for the nine months ended March 31, 2008, included in ECD’s quarterly report on Form 10-Q for the quarter ended March 31, 2008; and

•	the historical financial statements of ECD as of and for the years ended June 30, 2007, June 30, 2006 and June 30, 2005, included in ECD’s annual report on Form 10-K for the fiscal year ended June 30, 2007.

	March 31, 2008
	Actual	As Adjusted
	(Dollars in thousands)

Debt:
Obligations under capital leases and notes payable	$23,717	$
% convertible notes due 2013 offered in the concurrent offering	—

Total debt	23,717
Common Stock, par value $0.01 per share
Authorized — 100,000,000 shares actual and as adjusted at March 31, 2008
Issued and outstanding — 40,333,907 shares at March 31, 2008, shares as adjusted	403
Additional paid-in capital	862,828
Accumulated other comprehensive loss	(335,037)
Accumulated deficit	(1,715)

Total stockholders’ equity	526,479
Total capitalization	$550,196

The number of shares of common stock on an as adjusted basis shown as issued and outstanding in the table above is based on the number of shares of our common stock outstanding as of March 31, 2008, giving effect to the adjustments described above, but excluding:

•	957,913 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2008, at a weighted average exercise price of $20.99 per share; and

•	2,434,350 shares of common stock reserved for future issuance as of March 31, 2008, under our various equity incentive plans and other arrangements.

Use of Proceeds

The net proceeds from the sale of the underwritten shares offered by this prospectus supplement and the accompanying prospectus will be approximately $      million after deducting the underwriters’ discounts and estimated offering expenses, assuming the underwriters’ over-allotment option is not exercised. The net proceeds from the sale of the convertible notes in our concurrent offering of convertible notes will be approximately $218.0 million, after deducting the underwriters’ discounts and estimated offering expenses, again assuming the underwriters’ over-allotment option is not exercised. We intend to use the net proceeds from sale of the underwritten shares for expansion of our production capacity in connection with the 1 GW plan and for general corporate purposes.

We will not receive any proceeds from the borrowed shares offered by this prospectus supplement and the accompanying prospectus. Pursuant to the share lending agreement, we will receive a nominal lending fee of $0.01 for each share that we lend to CSI, which will be used for general corporate purposes. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” and “Underwriting — Borrowed Shares.” CSI, or its affiliates, will receive the proceeds from the sale of the borrowed shares and CSI, or its affiliates, has agreed to use those shares to facilitate privately negotiated transactions or short sales by which investors hedge their investments in our convertible notes, which are being offered in a concurrent registered offering, and, with our consent, other securities that we may issue in the future.

Price Range of Our Common Stock and Dividend Policy

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ENER.” Set forth below, for the periods indicated, are the intra-day high and low sale prices per share of common stock as reported by the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ended June 30, 2005
First Quarter	$14.89	$9.62
Second Quarter	23.45	12.50
Third Quarter	23.42	15.64
Fourth Quarter	26.20	16.27
Fiscal Year Ended June 30, 2006
First Quarter	$46.44	$22.31
Second Quarter	46.88	28.76
Third Quarter	57.84	39.81
Fourth Quarter	56.00	31.31
Fiscal Year Ended June 30, 2007
First Quarter	$38.98	$29.03
Second Quarter	41.07	33.80
Third Quarter	37.24	27.21
Fourth Quarter	40.10	29.26
Fiscal Year Ended June 30, 2008
First Quarter	$36.00	$22.26
Second Quarter	36.45	22.90
Third Quarter	34.28	20.47

On June 11, 2008, the last reported sale price of our common stock on the Nasdaq Global Select Market was $64.24 per share.

We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and expansion of our business.

Management

Executive Officers, Directors and Other Senior Management

The following table sets forth information regarding the executive officers, directors and other significant members of our senior management team at June 10, 2008.

Name	Age	Office	Office Held Since

Mark D. Morelli(1)	44	President, Chief Executive Officer and Director	2007
Joseph Conroy	44	Vice President, Operations	2008
Mike A. Fetcenko	50	Vice President Ovonic Materials	2008
Subhendu Guha(1)	65	Senior Vice President, Photovoltaic Technology	2007
Jay B. Knoll(1)	45	Senior Vice President, General Counsel and Chief Administrative Officer	2006
Sanjeev Kumar(1)	44	Vice President and Chief Financial Officer	2006
Arthur A. Rogers	57	Vice President of HR and Administration	2007
Marcelino Susas	41	Vice President of Strategic Marketing	2008
Tom Toner	49	Vice President System Engineering	2008
Corby C. Whitaker	38	Vice President of Global Sales	2008
Joseph A. Avila	57	Director	2007
Christopher P. Belden	47	Director	2008
Robert I. Frey	64	Director	2004
William J. Ketelhut	55	Director	2004
Florence I. Metz	78	Director	1995
Stephen Rabinowitz	65	Director and Chairman of the Board	2004
George A. Schreiber, Jr.	60	Director	2006

(1)	This individual is an executive officer of the Company (within the meaning of Rules 3b-7 and 16a-1 under the Securities Exchange Act of 1934).

Executive Officers and Other Senior Management Officers of the Company

Mark D. Morelli is President, Chief Executive Officer and a Director of ECD. He served as President of Carrier Commercial Refrigeration, a division of Carrier Corporation, from April 2006 until he joined ECD in 2007. From June 2004 to April 2006, Mr. Morelli was Vice President and General Manager of the Marine Container Business with Carrier Transicold, and from September 2002 to June 2004 he was the Managing Director of Transport Air Conditioning with Carrier Transicold. Prior to 2002, he also served as Vice President Marketing & Strategy for United Technologies Corporation and in various positions for Carrier. His customer and strategic business experience includes developing and marketing building-integrated products.

Joseph Conroy has served as Vice President, Operations of ECD since January 2008. Before coming to ECD, Mr. Conroy had been at American Axle & Manufacturing, Inc. since March 1994. While with American Axle & Manufacturing, Inc., Mr. Conroy served as general manager of the Driveline Americas Division, the company’s largest division, from July 2006 until he joined ECD, general manager of the Metal Formed Products Division from July 2004 to July 2006, and plant manager for the Three Rivers Driveline facility from January 2003 to July 2004. He holds a B.S.M.E. from General Motors Institute (GMI), now known as Kettering University, and an MBA from Wayne State University.

Mike A. Fetcenko became Vice President Ovonic Materials at ECD in April 2008. He joined ECD in 1980 and was one of the founding members of Ovonic Battery Company (OBC) where he served as Senior Vice President and Director of Technology from 1992 until the time when OBC was integrated into the Ovonic Materials Segment of ECD in 2008 as part of ECD’s restructuring. Mr. Fetcenko has also played a pivotal role in the enforcement and licensing of the company’s intellectual property and was responsible for technical and business-related interactions with OBC’s licensees. As the head of the Ovonic Materials Division, Mr. Fetcenko leads the operations and strategic planning and drives commercialization of our diverse ECD technologies including biofuel reformation, fuel cell, hydrogen storage and information technology while continuing to grow our Ovonic NiMH battery business.

Subhendu Guha is Senior Vice President, Photovoltaic Technology of ECD and Chairman of its wholly owned subsidiary, United Solar Ovonic. Dr. Guha joined ECD in 1982. He was named United Solar Ovonic’s President in 2000 and its President and Chief Operating Officer in May 2003, a position he held from 2003 until 2007, when he became Senior Vice President, Photovoltaic Technology of ECD. Dr. Guha is a world-renowned authority in PV technology, with many years of experience in the development and manufacture of solar panels. He serves on many national and international PV committees, including the Advisory Board of National Center for Photovoltaics, the body responsible for directing and implementing the U.S. Department of Energy’s strategy in PV. He has a PhD in Electronics.

Jay B. Knoll is Senior Vice President, General Counsel, and Chief Administrative Officer of ECD. Prior to joining the Company in 2006, Mr. Knoll was Vice President, General Counsel and Corporate Secretary of Collins & Aikman Corporation from November 2002 to September 2005. Collins & Aikman filed for bankruptcy in May 2005. On November 8, 2007, Mr. Knoll was advised by the staff of the SEC that it is considering recommending that the SEC bring a civil injunctive action against Mr. Knoll, alleging violation of federal securities laws, including the anti-fraud provisions, based on his actions regarding two March 2005 press releases by Collins & Aikman. The press releases related to an internal investigation and financial restatement by Collins & Aikman. None of the allegations involve ECD. ECD believes that Mr. Knoll had no prior knowledge of the underlying accounting that was the subject of Collins & Aikman’s financial restatement, and ECD continues to have confidence in Mr. Knoll’s integrity and professional competence. The staff of the SEC, in accordance with its customary practices, offered Mr. Knoll the opportunity to make a submission setting forth why he believes that such action should not be brought. Mr. Knoll made such submission in December 2007. Mr. Knoll has held positions at Lear Corporation, Covisint LLC, Visteon Corporation, and Detroit Diesel Corporation. Mr. Knoll holds a B.A. degree from the University of Michigan and has a J.D. degree from the Wayne State University School of Law.

Sanjeev Kumar is Vice President and Chief Financial Officer of ECD. Mr. Kumar served as Chief Financial Officer of Rutheford Chemicals LLC, a New Jersey-based company owned by a private equity firm, from 2004 until June 2006 when he joined ECD. From 2002 to 2004, Mr. Kumar co-founded Clean Fuel Generation, LLC, a California-based company that performed research and development in emerging fuel cell technology. Mr. Kumar also brings with him experience from Rhodia, Inc., where he served as Vice President of Finance and Chief Financial Officer, and from Occidental Petroleum Corporation, where he served in a variety of positions from 1991 to 2000. Mr. Kumar holds a B.A. in Business Administration and has an MBA from the University of Southern California.

Arthur A. Rogers is Vice President of HR and Administration of ECD. Mr. Rogers has more than thirty years of experience in Human Resources and developing and executing organizational strategy. He served as Vice President of HR and Administration of United Solar Ovonic from December 2005 until May 2007, when he joined ECD. From 1998 until joining ECD in 2005, Mr. Rogers served as Senior Vice President of Human Resources for GKN Sinter Metals. Prior to that, he served in various positions including as International Human Resources Director for Hills’ Pet Nutrition in 1997 and Vice President of Management Resourcing for Lucasvarity Corporation from 1995 to 1997. Mr. Rogers holds a B.S. in Labor & Industrial Relations with a concentration in Management, Economics and Psychology from Michigan State University.

Marcelino Susas is Vice President of Strategic Marketing of ECD. Prior to joining ECD in January 2008, Mr. Susas served as Business Director of Lumber/Retail at CertainTeed Corporation, a subsidiary of Saint-Gobain, from June 2007 to January 2008 and Director of Business Development Insulation Group at CertainTeed Corporation from August 2005 to May 2007. Before joining CertainTeed, Mr. Susas was a manager at Carrier from July 2003 to August 2005. From March 2002 to June 2003, he was Manager of Business Development and Strategic Planning at United Technologies Fuel Cells. Mr. Susas also did consulting at McKinsey & Company from January 1999 to March 2002, primarily working in their energy practice. He also brings with him experience from Public Service Electric & Gas where he served in various positions from 1989 to 1999. Mr. Susas holds a B.S. in Electrical Engineering from the New Jersey Institute of Technology and has an MBA from New York University’s Stern Graduate School of Business.

Tom Toner is Vice President Systems Engineering at ECD. He most recently served as Senior Director of Operations for Varian Semiconductor Equipment Assoc. from 2006 to 2007. From 2001 to 2006, Mr. Toner worked at Applied Materials, Inc., serving as Senior Director of System Engineering of the Front End Products Group from 2001 to 2004, Managing Director of Global Operations for the Front End Products Group from 2004 to 2006, and Managing Director of Global Operations, New Business and New Products in 2006. From 1980 to 2001, he held various leadership roles in both engineering and operations at United Technologies Corporation. He has extensive experience in complex product development and global operations. Mr. Toner holds his M.S. in Engineering and Management from MIT and his B.S. in Mechanical Engineering from the University of Virginia.

Corby C. Whitaker has served as Vice President, Global Sales of ECD since January 2008. From 2004 until 2008, Mr. Whitaker served as Director of Sales with Johns Manville Corporation. Before joining Johns Manville Corporation, Mr. Whitaker served as Regional Vice President of Sales for Tractebel Energy Services, Inc. (formerly AES NewEnergy, Inc.) from 2002 to 2004. Mr. Whitaker holds a B.S.M.E. from Texas A&M University.

Directors of the Company

Joseph A. Avila has served as an officer and Executive Vice President of Strategic Operations and Process of Quanta Services, Inc. since October 1, 2006. From 1978 until May 2006, he held various positions with McKinsey & Company, a global management consulting firm, most recently as a Director providing leadership to the Energy and Technology Management Practices. In addition, Mr. Avila serves on the Advisory Board of the Houston Technology Center.

Christopher P. Belden is, since March 2008, the Senior Vice President - Global Manufacturing, at NXP Semiconductors. From February 2005 to February 2007, he was Group Vice President of Global Operations for Applied Materials, Inc., a global leader in nanomanufacturing technology solutions for the electronics industry, where he was responsible for volume manufacturing, supply chain management, reliability, quality and worldwide facilities. Prior to joining Applied Materials, Mr. Belden had a 23 year career at Motorola where his last role was Senior Vice President of Global Manufacturing and Operations.

Robert I. Frey is an Assistant Professor of Global Management and Business Ethics and serves as the Director of the Business Ethics Center at Seidman School of Business, Grand Valley State University, in Grand Rapids, Michigan. He joined Herman Miller, Inc. in 1996, where he was an Executive Vice President and member of the Executive Committee and president of Herman Miller International, accountable for international strategic planning, manufacturing, sales and marketing until his retirement in 2002. He also serves as Director and Treasurer for Holland Chorale, a charitable organization.

William J. Ketelhut was, from 2001 to 2002, President of Control Products at Honeywell International, a global company with fifteen major lines of businesses including semiconductors, consumer products and sensors products. From 1994 to 2001, he served as president of several business units of Invensys plc, a global automation, controls and process solutions group. He was president and chief executive officer at GE/Micro Switch Control Inc. (a joint venture between GE and Honeywell Microswitch Division) from 1992 to 1994. Mr. Ketelhut has also been involved in consulting and private company board work. He received an MBA from the University of Chicago with an emphasis on Finance and Marketing.

Florence I. Metz held, until her retirement in 1996, various executive positions with Inland Steel, including General Manager, New Ventures, Inland Steel Company (1989-1991); General Manager, New Ventures, Inland Steel Industries (1991-1992) and Advanced Graphite Technologies (1992-1993); and Program Manager for Business and Strategic Planning at Inland Steel (1993-1996).

Stephen Rabinowitz currently serves as Chairman of the Board. He was Chairman and Chief Executive Officer of General Cable, Inc., a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy and specialty markets, until he retired in 2001. Prior to joining General Cable as President and CEO in 1994, he served as President and CEO of Allied Signal Braking Systems, and before that as President and CEO of General Electric’s Electrical Distribution and Control business. He has also held management positions in manufacturing operations and technology at the General Electric Company and the Ford Motor Company. Mr. Rabinowitz was appointed as a member of the Board of Directors of Columbus McKinnon Corp. in October 2004 and serves on its Audit and Compensation Committees, as well as chairing its Compensation and Succession Committee. He is also a Director of MicroHeat, Inc. and Chairman of its Audit Committee.

George A. Schreiber, Jr. is President, CEO and Director of SEMCO Energy, a natural gas distribution company serving markets in Michigan and Alaska. From September 1999 to March 2004, he was the Chairman, Global Energy Group, at Credit Suisse First Boston, New York.

Description of Common Stock

This section describes the general terms and provisions of our common stock. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference. We encourage you to read our amended and restated certificate of incorporation and amended and restated bylaws for additional information before you decide whether to invest in this offering.

General

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share.

Voting Rights

Shares of common stock are entitled to one vote per share on all matters to be voted on by our stockholders. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, and subject to any voting rights granted to any outstanding preferred stock, amendments to our amended and restated certificate of incorporation generally must be approved by at least a majority of the combined voting power of all our common stock, voting together as a single class.

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Shares of our common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders:

•	No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our amended and restated bylaws do not permit stockholder action by written consent. Our amended and restated bylaws also provide that special meetings of our stockholders may be called only by the board of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

•	Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws provide that any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether the amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Nasdaq Global Select Market Listing Symbol

Our common stock trades on the Nasdaq Global Select Market under the symbol “ENER.”

Registered Agent

The registered agent for our common stock is the Prentice-Hall Corporation System, Inc.

Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes

Concurrently with this offering of common stock, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $225,000,000 aggregate principal amount of the convertible senior notes. The underwriters also have a 30-day option to purchase up to an additional $33,750,000 of convertible senior notes. We intend to use the net proceeds from the offering of convertible notes for expansion of our production capacity in connection with the 1 GW plan and for general corporate purposes.

To make the purchase of the notes more attractive to prospective investors, we have entered into a share lending agreement, dated June   , 2008, with Credit Suisse Securities (USA) LLC, as agent for its affiliate, Credit Suisse International, which we refer to as CSI, as principal, under which we have agreed to loan to CSI 3,438,500 shares of our common stock for a period beginning on the date we entered into the share lending agreement and ending on June 15, 2013, or, if earlier, the date as of which we have notified CSI in writing of our intention to terminate the agreement at any time after the entire principal amount of the notes ceases to be outstanding, or earlier in certain circumstances, which period we refer to as the “loan availability period.”

CSI will receive all of the proceeds from the sale of the borrowed shares pursuant to the share lending agreement, and we will receive only a nominal lending fee of $0.01 per share for each share of common stock that we loan pursuant to the share lending agreement.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us upon the termination of the loan availability period, as well as under the following circumstances:

•	CSI may terminate all or any portion of a loan at any time;

•	we may terminate any or all of the outstanding loans upon a default by CSI under the share lending agreement, including a breach by CSI of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of CSI; or if we enter into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement) pursuant to which the shares are converted into or exchanged for cash, securities or other property, all outstanding loans will terminate on the effective date of such event.

Any shares that we loan to CSI will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, CSI has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

CSI also has agreed that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from CSI (and any subsequent transferees of such purchasers) will be entitled to the same voting, dividend or other rights with respect to those shares as any other holder of our common stock.

Under the share lending agreement, if CSI receives a rating downgrade of its long term, unsecured and subordinated indebtedness below a specified level by Standard & Poor’s Ratings Group or Moody’s Investor Services, Inc., CSI has agreed to post and maintain with Credit Suisse Securities (USA) LLC, acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of CSI to return the borrowed shares of common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if CSI is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

Our issuance of borrowed shares of our common stock offered pursuant to the share lending agreement will be essentially analogous to a sale of shares coupled with a prepaid forward purchase contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e. the borrowed shares must be returned at the end of the arrangement). In view of this and the contractual undertakings of CSI in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. GAAP, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares nonetheless will be issued and outstanding and will be eligible for trading on the Nasdaq Global Select Market.

CSI has agreed that it, or its affiliates, will use the borrowed shares to facilitate privately negotiated transactions or short sales by which investors hedge their investment in the notes being offered concurrently, and, with our consent, other securities that we may issue in the future. CSI, or its affiliates, is initially offering for sale, pursuant to this prospectus supplement, 3,438,500 of the borrowed shares they are entitled to borrow under the share lending agreement, and it expects to sell the remaining borrowed shares pursuant to this prospectus supplement on a delayed basis in various transactions at any time and from time to time in amounts to be determined by it. We refer to these borrowed shares as “supplemental hedge shares.” In connection with the sale of these supplemental hedge shares, CSI, or its affiliates, may effect such transactions by selling the supplemental hedge shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that CSI, or its affiliates, sells these supplemental hedge shares, it may, in its discretion, purchase a number of shares of our common stock at least equal to the number of the supplemental hedge shares it is selling on the open market to facilitate hedging transactions by investors in the notes and counterparties to the capped call transactions.

The existence of the share lending agreements and the short positions established in connection with the sale of the notes and potentially certain of our other securities could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors — Risks Relating to our Common Stock — The effect of the issuance of our shares of common stock in this offering pursuant to the share lending agreement, which issuance is being made to facilitate sales of our common stock in short sale transactions by purchasers of certain of our securities, may be to lower the market price of our common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as they are a means to facilitate the offer and sale of the notes on terms more favorable to us than we could have otherwise obtained.

Material United States Tax Considerations for Non-United States Holders

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock held as a capital asset. It does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a cooperative;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person who acquired common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	a person liable for alternative minimum tax;

•	a person who owns or has owned 5% or more of our common stock; or

•	a person who is an investor in a pass-through entity such as a partnership.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all as of the date hereof. Those authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those summarized herein. Persons considering the purchase of notes should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of the common stock and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder should consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of the common stock.

WE URGE PROSPECTIVE NON-U.S. INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Taxation of Dividends on Common Stock

Dividends on our common stock paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from United States withholding tax, will generally have to include such dividend in income as ordinary income when received and the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other United States tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

•	we are or have been within the shorter of the five-year period preceding such sale, exchange, or other disposition and the period during which the Non-U.S. Holder held our common stock, a United States real property holding corporation, as defined in the Code, and either (i) our common stock is no longer listed on the NASDAQ Global Select Market or another established securities market or (ii) the Non-U.S. Holder has owned 5% or more of our common stock during such period.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the common stock and the Non-U.S. Holder may be subject to United States backup withholding on distributions paid on our common stock or on the proceeds from a sale or other disposition of our common stock. The certification procedures generally require the Non-U.S. Holder to certify on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Underwriting — Underwritten Shares

Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as joint book-running managers and representatives, and the underwriters have severally agreed to purchase the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse Securities (USA) LLC
UBS Securities LLC
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
Total	1,270,000

The underwriting agreement provides that the underwriters are obligated to purchase all the underwritten shares if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase obligation, the purchase commitments of the non-defaulting underwriters may be increased or the underwritten equity offering may be terminated.

We have granted to the underwriters a 30-day over-allotment option to purchase on a pro rata basis up to an aggregate of 190,500 additional shares from us at the public offering price less the underwriting discounts and commissions. The overallotment option may be exercised if the underwriters sell more than 1,270,000 shares in connection with the underwritten equity offering.

The underwriters propose to offer the shares of common stock initially at the public offering price set forth on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $      per share. The underwriters and selling group members may allow a discount of $      per share on sales to other broker/dealers. After the public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

Commissions and Expenses

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment
	Option	Option	Option	Option

Underwriting discounts and commissions	$	$	$	$
Expenses payable by us	$	$	$	$

The expenses of this offering and the concurrent offering of our convertible notes that are payable by us are estimated to be $800,000 (excluding underwriting discounts and commissions).

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock regardless of class (the “Securities”), or securities convertible into or exchangeable or exercisable for any shares of our Securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including grants of equity awards pursuant to terms of an equity award plan in effect on the date hereof, issuances pursuant to the exercise of employee stock options outstanding on the date hereof and the issuance of the underwritten shares, the borrowed shares and the convertible notes.

Our officers and directors have agreed that, subject to certain exceptions (including an exception for certain tax-driven sales by our executive officers), they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities, or securities convertible into or exchangeable or exercisable for Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any of these transactions are to be settled by delivery of the Securities or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and UBS Securities LLC for a period of 90 days after the date of this prospectus supplement except for issuances pursuant to the exercise of employee stock options outstanding on the date hereof and for securities acquired in the open market and transfers to family members or certain other parties or as a gift.

Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up period, we issue an earnings release or material news of a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the lock-up period shall continue until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news of the occurrence of the material event, unless Credit Suisse Securities (USA) LLC and UBS Securities LLC waive such extension in writing.

Credit Suisse Securities (USA) LLC and UBS Securities LLC have also agreed to permit our directors and executive officers who entered into lock-up agreements with the underwriters to (i) sell or trade any such securities during the lock-up period in accordance with the directors’ and officers’ existing Rule 10b5-1 trading plans and (ii) enter into any new, or renew or amend any existing, Rule 10b5-1 trading plan, provided that in connection with the entry, renewal or amendment of such plan no securities shall be scheduled for sale thereunder during the lock-up period. Under these Rule 10b5-1 trading plans, these individuals have contracted or will contract with brokers to buy or sell our common stock on a periodic basis. Under these plans, a broker executes trades pursuant to the parameters established by the executive officer or director at the time of the creation of the plan, without further direction from them.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases, or passive market making for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock involved in the sales made by the underwriters in excess of the number of shares of common stock they are obligated to purchase is not greater than the number of shares of common stock that they may purchase by exercising their option to purchase additional shares of common stock. In a naked short position, the number of shares involved is greater than the principal number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares of common stock through their option to purchase additional shares of common stock. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Nasdaq Global Select Market

Our shares of common stock are listed on the Nasdaq Global Select Market under the symbol “ENER.”

We cannot assure you that prices at which our shares sell in the public market after the underwritten equity offering will not be lower than the offering price.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters and/or selling group members participating in the underwritten equity offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the underwritten shares price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Relationships

Several of the underwriters have in the past performed investment banking services for us. Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $225.0 million principal amount of convertible notes through the underwriters of the underwritten equity offering. In addition, we have agreed to loan to Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, pursuant to a share lending agreement described in “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” 3,438,500 shares of our common stock. CSI has agreed that it, or its affiliates, will use the short sale of our common stock pursuant to that offering to facilitate transactions by which investors in the notes and, with our consent, other securities we may offer in the future, will hedge their respective investments. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes.” In connection with facilitating those transactions, the borrower and its affiliates expect to receive customary, negotiated fees from investors.

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Underwriting — Borrowed Shares

3,438,500 shares of our common stock offered by this prospectus supplement and the accompanying prospectus are shares that we have agreed to loan to Credit Suisse International, or CSI, an affiliate of Credit Suisse Securities (USA) LLC, which is acting as a managing underwriter in this offering, pursuant to the share lending agreement.

The borrowed shares of our common stock may be offered for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise.          of these borrowed shares will be initially offered at $      per share and the remaining borrowed shares will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

CSI, or its affiliates, will receive the proceeds from the sale of the borrowed shares and CSI, or its affiliates, has agreed to use those shares to facilitate privately negotiated transactions or short sales by which investors hedge their investments in our convertible notes, which are being offered in a concurrent registered offering, and certain other of our securities. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes.” Credit Suisse Securities (USA) LLC has determined the offering price of          of the borrowed shares of common stock initially offered pursuant to this prospectus supplement and the accompanying prospectus by initially soliciting indications of interest from potential purchasers of our common stock and conducting customary negotiations with those potential purchasers during the offering period. The price at which investors in our convertible notes establish their hedge positions through CSI or its affiliates will be the offering price of the borrowed shares of our common stock offered hereby. As a result, during the offering period, while Credit Suisse Securities (USA) LLC negotiated a purchase price with purchasers of our common stock, Credit Suisse Securities (USA) LLC has solicited indications of interest, based on the purchase price negotiated with those potential purchasers, from convertible notes investors seeking to establish a hedge position. Credit Suisse Securities (USA) LLC has established a “clearing price” for a number of borrowed shares at which both purchasers of our common stock were willing to purchase borrowed shares offered hereby and investors in our convertible notes were willing to establish hedge positions. The clearing price is the offering price hereunder, and may be at a discount to the market price of our common stock at the time the offering is commenced.

In addition, in connection with facilitating such transactions, CSI or its affiliates expect to receive customary negotiated fees from investors in our convertible notes, which may be deemed to be underwriter’s compensation. CSI and its affiliates may engage in such transactions at any time and from time to time during the term of the share lending agreement in share amounts to be determined by CSI and such affiliates.

CSI has advised us that they expect to offer up to approximately          of additional borrowed shares on a delayed basis from time to time. We refer to these shares as “supplemental hedge shares” in this prospectus supplement. Following the initial sale of borrowed shares pursuant to this offering, CSI, or its affiliates, will sell, from time to time, the supplemental hedge shares in transactions, including block sales, on the Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise. These supplemental hedge shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these supplemental hedge shares, CSI, or its affiliates, may effect such transactions by selling the shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that CSI, or its affiliates, sells these supplemental hedge shares, CSI may, in its discretion, purchase a number of shares on the open market at least equal to the number of the supplemental hedge shares it is selling to facilitate hedging transactions by investors in the convertible notes. See “Description of the Share Lending Agreement and Concurrent Offering of Convertible Notes” above.

We will not receive any proceeds from the sale of borrowed shares of our common stock pursuant to this prospectus supplement and accompanying prospectus, but we will receive a nominal lending fee for their use from CSI.

Commissions and Expenses

The following table summarizes the underwriting discounts and commission we will pay to the underwriter.

Paid by ECD

Per share	$
Total	$

Under the share lending agreement, we will receive a nominal fee of $0.01 per share from CSI. The expenses of this offering and the concurrent offering of our convertible notes that are payable by us are estimated to be $800,000 (excluding underwriting discounts and commissions).

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of borrowed shares than it is required to purchase in this offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be a downward pressure on the price of the shares in the open market after pricing that could aversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the shares made by the underwriter in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Relationships

The underwriter has in the past performed investment banking services for us. Additionally, Credit Suisse Securities (USA) LLC, is also acting as one of the underwriters in our concurrent offering of convertible notes and the offering of the underwritten shares, for which it will receive customary fees. The underwriter may in the future perform investment banking and advisory services for us from time to time for which it may receive customary fees and expenses. The underwriter may, from time to time, engage in transactions with or perform other services for us in the ordinary course of its business.

NASD Conduct Rules

Because CSI, an affiliate of Credit Suisse Securities (USA) LLC, is receiving all of the proceeds of this offering, this offering is being conducted in accordance with Rule 2710(h) of the National Association of Securities Dealers, or NASD. Because a bona fide independent market exists for our common stock, the NASD does not require that we use a qualified independent underwriter for this offering.

Notice to Canadian Residents

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing the common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Legal Matters

The validity of the shares of common stock in this offering will be passed upon for us by Covington & Burling LLP, Washington, D.C. Selected legal matters with respect to the shares of common stock will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended June 30, 2007 (including the schedule appearing therein), have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule are incorporated herein in reliance upon the reports of Grant Thornton LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement.

Our SEC filings are also available on our website at www.ovonic.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Energy Conversion Devices, Inc., 2956 Waterview Drive, Rochester Hills, Michigan 48309, Attention: Corporate Secretary. In addition, you may obtain copies of this information by calling us at (248) 293-0440 or sending us an e-mail at investor.relations@ovonic.com. This prospectus supplement incorporates by reference the following documents:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007 and March 31, 2008;

•	our current reports on Form 8-K filed on August 31, 2007, October 17, 2007, January 10, 2008, February 11, 2008 (with the exception of the information furnished in response to Items 2.02 and 9.01 of that Form 8-K), February 19, 2008 and April 11, 2008; and

•	the description of the common stock included in the Form 8-A filed on November 27, 1968, and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the particular securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Information that we file later with the SEC will automatically update and supercede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference.

PROSPECTUS

Energy Conversion Devices, Inc.

Common Stock
Warrants
Subscription Rights
Debt Securities
Stock Purchase Contracts
Stock Purchase Units

We may offer, from time to time, common stock, warrants, subscription rights, debt securities, which may be senior debt securities or subordinated debt securities, stock purchase contracts or stock purchase units.

We will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The specific manner in which any particular securities may be offered and sold will be described in the applicable prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “ENER.” The last reported sale price of our common stock on February 14, 2006 was $42.29 per share.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any prospectus supplement. We will be offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, throughout this prospectus and any prospectus supplement the words “ECD,” “we,” “us” and “our” refer to Energy Conversion Devices, Inc. and its consolidated subsidiaries.

“Ovonic®” and “Ovonictm” are trademarks and service marks of Energy Conversion Devices, Inc. and its affiliated companies. Each of the other trademarks, trade names or service marks appearing in this prospectus or any prospectus supplement belongs to its respective holder.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may, from time to time, sell any combination of common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time securities are sold, we will provide you with a prospectus supplement that will contain information about the specific terms of that particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part or our other filings with the SEC. You also should read this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

ENERGY CONVERSION DEVICES, INC.

Energy Conversion Devices, Inc. is a technology, product development and manufacturing company engaged in the invention, engineering, development and commercialization of new materials, products and production technology in the fields of alternative energy technology and information technology. Based upon the fundamental and pioneering inventions of Stanford R. Ovshinsky, principal inventor, we have established a leadership role in the development of proprietary materials, products and production technology based on our atomically engineered amorphous and disordered materials using chemical and structural disorder to provide multiple degrees of freedom that result in our ability to make many new materials.

We have developed materials that permit us to design and commercialize products such as thin-film solar cell (photovoltaic) products, nickel metal hydride (NiMH) batteries, and phase-change memory devices. These products have unique chemical, electrical, mechanical and optical properties and superior performance characteristics. Our proprietary materials, products and technologies are referred to as Ovonic.

We have established a multi-disciplinary business, scientific, technical and manufacturing organization to commercialize products based on our technologies, and have enabling proprietary technologies in the important fields of energy generation and storage and information technology.

We manufacture and sell our proprietary products through our subsidiaries and joint venture companies and through licensing arrangements with major companies throughout the world. In addition, in support of these activities, we are engaged in research and development, production of our proprietary materials and products, as well as in designing and building production machinery. Our extensive patent portfolio includes numerous basic and fundamental patents applicable to each of our business segments. We invent not only materials, but also develop low-cost production technologies and high-performance products. Our patents, therefore, cover not only materials, but also the production technology and products we develop.

Our principal executive offices are located at 2956 Waterview Drive, Rochester Hills, Michigan 48309. Our telephone number is (248) 293-0440. We maintain an Internet website at www.ovonic.com. The information contained on our website, or on other websites linked to our website, is not part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our financial condition, results of operations, plans, objectives, expectations, future performance and business prospects. You can identify these statements by forward-looking words such as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. We have based these forward-looking statements on our current expectations with respect to future events and occurrences. Investors are cautioned that our actual results in the future may differ materially from the expected results reflected in our forward-looking statements. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include the risks and uncertainties described from time to time in our filings with the SEC incorporated in this prospectus by reference, and the risk factors included in the accompanying prospectus supplement. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE SECURITIES

This prospectus contains summary descriptions of the common stock, warrants, subscription rights, debt securities, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of Common Stock

We may issue shares of our common stock either alone or underlying other securities convertible into or exercisable or exchangeable for shares of our common stock.

Holders of our common stock are entitled to receive dividends declared by our Board of Directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. The holders of our common stock are entitled to one vote per share and are not entitled to cumulative voting rights for the election of our directors. The holders of our common stock have no preemptive rights.

Our certificate of incorporation and bylaws contain provisions that could make it difficult for a third party to acquire us without the consent of our Board of Directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our Board of Directors or act by written consent without a meeting. The acquiror would also be required to provide advance notice of its proposal to replace directors at any annual meeting, and would not be able to cumulate votes at a meeting, which would require the acquiror to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted.

Our Board of Directors also has the ability to issue additional shares of common stock that could significantly dilute the ownership of a hostile acquiror. In addition, Section 203 of the Delaware General Corporation Law limits mergers and other business combination transactions involving 15% or greater stockholders of Delaware corporations unless certain board or stockholder approval requirements are satisfied. These provisions and other similar provisions make it difficult for a third party to acquire us without negotiation. These provisions may apply even if the offer may be considered beneficial by some stockholders.

Description of Warrants

We may issue warrants to purchase common stock or debt securities (collectively, the “underlying warrant securities”). Warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each such underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Subscription Rights

General

We may issue subscription rights to purchase common stock or warrants. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving the subscription rights in such subscription rights offering.

The applicable prospectus supplements will describe the specific terms of any subscription:

•	the title of such subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of the subscription rights issued to each stockholder;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of certain United States federal income tax consideration;

•	the date on which the right to exercise the subscription rights will commence, and the date on which such right will expire;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, certain term of any standby underwriting agreement that we may enter into in connection with the subscription rights offering; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of shares of common stock, warrants or any combination thereof, at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Description of Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.”

The forms of indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indenture and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of ours. Senior debt securities of any series will be our unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated debt, including any other series of debt securities issued under the senior indenture. Subordinated debt securities of any series will be junior in right of payment to our senior indebtedness, as defined and described more fully under “— Subordination.”

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency or currencies, including composite currencies or currency units in which that series of debt securities may be denominated or in which we will pay the principal of (and premium, if any) or interest, if any, on that series of debt securities, if other than United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture.

Under the subordinated indenture, “senior indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•	all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided that the deferred purchase price of any other business or property or assets will not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	all obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•	any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless the accompanying prospectus supplement states otherwise, we may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of Default; Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days; provided, however, that a valid extension of an interest payment period in accordance with the terms of the debt security of such series will not constitute a default in the payment of interest for this purpose;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt security in accordance with the terms of the debt securities of that series will not constitute a default in the payment of principal (or premium, if any) for this purpose;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures occurs and is continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately. In the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. In addition, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee has not instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we will deliver to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (iii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults;

•	reduce the requirements contained in the indentures for quorum or voting; or

•	modify any of the above provisions.

The indentures permit the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture, which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Form, Exchange and Transfer

The debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

Global Securities

The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interest in that global security may exchange their interests for definitive debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global debt security and the specific terms of the depositary arrangement with respect to that global debt security.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including United States treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us to fund our ongoing business operations and for other general corporate purposes. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for our five fiscal years ended June 30, 2005:

		Fiscal Year Ended June 30,
	2001	2002	2003	2004	2005

Ratio of Earnings to Fixed Charges(1)	(2)	(2)	(2)	(2)	25.5

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of (a) income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) distributed income of equity investees and (c) fixed charges. Fixed charges include (a) interest expensed and capitalized and (b) an estimate of the interest within rental expense.

(2)	The income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of change in accounting principle and before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees for the years ended June 30, 2001, 2002, 2003 and 2004 are not sufficient to cover fixed charges by a total of approximately $0.7 million in 2001, $15.3 million in 2002, $26.1 million in 2003 and $48.5 million in 2004. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us will be passed upon by Roger John Lesinski, Esq., our General Counsel. Mr. Lesinski beneficially owns 1,200 shares of common stock and holds presently exercisable options to purchase an additional 25,510 shares of common stock. If the validity of any of the securities is also passed upon by counsel for the underwriters of an offering, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting of ECD as of and for the year ended June 30, 2005, incorporated by reference in this registration statement from our Annual Report on Form 10-K (the “Annual Report”), have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their reports with respect thereto (which report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting expressed an unqualified opinion and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), and are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule as of and for the year ended June 30, 2004 incorporated by reference from our Annual Report have been audited by Grant Thornton LLP, our Independent Registered Public Accounting Firm, as stated in their report included in the Annual Report (which report expresses an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended June 30, 2003 and the related financial statement schedule, prior to the reclassification for discontinued operations and not presented separately herein or therein, have been audited by Deloitte & Touche LLP, an Independent Registered Public Accounting Firm, as stated in their report which is incorporated herein by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, which report dated October 21, 2003 expresses an unqualified opinion and contains explanatory paragraphs relating to (i) our change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and (ii) substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to such registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. Our common stock is quoted on the Nasdaq Stock Market’s National Market System under the symbol “ENER.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ovonic.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

•	our Current Report on Form 8-K filed with the SEC on August 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 9, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 as amended by Form 10-Q/A filed with the SEC on January 4, 2006;

•	our Annual Report on Form 10-K for the year ended June 30, 2005 as amended by Form 10-K/A filed with the SEC on January 4, 2006; and

•	the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on November 27, 1968, including any amendments or reports filed for the purpose of updating such description.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 9 or 12 of Form 8-K (prior to August 23, 2004) or Item 2.02 or 7.01 of Form 8-K (on or subsequent to August 23, 2004) prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Energy Conversion Devices, Inc.
2956 Waterview Drive
Rochester Hills, Michigan 48309
Attention: Corporate Secretary
(248) 293-0440

4,708,500 Shares

Common Stock

PROSPECTUS SUPPLEMENT

June   , 2008

Joint Book-Running Managers

CREDIT SUISSE

UBS INVESTMENT BANK

JPMORGAN

DEUTSCHE BANK SECURITIES

LAZARD CAPITAL MARKETS